Exhibit 10.10

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***.

A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of the “Effective Date” (as hereinafter defined) by and between BYK GULDEN LOMBERG CHEMISCHE FABRIK GMBH, with offices at Byk-Gulden-Strasse 2, D-78467 Konstanz, Germany (“BG”) and GPC BIOTECH AG, with offices at Fraunhoferstrasse 20, D-82152 Martinsried/Munich, Germany (“GPC”). Each of BG and GPC may be referred to herein as a “Party,” or, collectively, as the “Parties.”

RECITALS

WHEREAS, GPC owns rights to certain know how, trade secrets, patents and patent applications relating to genomic and proteomic technology (as further defined herein, “GPC Platform”);

WHEREAS, BG is interested in establishing, through its Affiliate, Altana Inc. (“Altana”), a genomics and proteomic facility (the “Genomics Center”) with a broad technology platform developed by BG and/or licensed from Third Parties which technology platform shall include specific elements of technology owned by GPC as further defined herein (the GPC technology is defined herein as “GPC Platform” and “Platform Improvements”);

WHEREAS, GPC is willing to grant certain rights to the GPC Platform and certain other technology to BG and to assist BG in establishing the Genomics Center on the terms set forth herein;

WHEREAS, GPC and BG desire to enter into target discovery collaborations (the “Collaborations”) using the GPC Platform (as defined herein) under which GPC and BG will identify and validate targets and BG will obtain rights to commercialize Products (as defined herein) directed to or based on such targets; and

WHEREAS, concurrently with the execution of this Agreement, GPC, through its Affiliate, GPC Biotech, Inc., and BG, through Altana, have entered into a sublease regarding space leased by GPC at 610 Lincoln Street, Waltham, Massachusetts (the “Sublease”) and a Services Agreement pursuant to which GPC, through its Affiliate, GPC Biotech, Inc., will provide certain services to BG and/or to Altana in connection with the establishment of the Genomics Center (the “Services Agreement,” and together with the Sublease, the “Ancillary Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

ARTICLE 1

Definitions

As used throughout this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

1.1. “Accepted Target” shall mean a Catalogue Target that has been selected by BG pursuant to Section 2.9.6 and to which Section 2.9.7 shall not apply.

1.2. “Affiliate” shall mean any company or entity controlled by, controlling or under common control with a Party hereto, whereby the term control shall include without limitation the owning of fifty percent (50%) or more of any company’s voting stock or participating profit interest or having the power to directly or indirectly direct the management or determine the policies of an entity.

1.3. “BG Compound” shall mean a compound that, at the time of determination of whether such compound is a BG compound, meets any one of the following criteria: (i) is a BG R&D Compound, (ii) BG is selling commercially to Third Parties, (iii) BG has filed a patent application containing claims covering the composition of matter of such compound or such a patent has issued to BG, or (iv) is owned by or exclusively licensed to BG other than pursuant to this Agreement. For the avoidance of doubt, the phrase “at the time of determination” shall mean at the time of the achievement of a relevant milestone, for purposes of Section 6.1.7, and at the time ownership is being determined, for purposes of Section 11.1.

1.4. “BG Intellectual Property” shall mean the patent rights, know-how, trade secret rights, proprietary materials and other intellectual property rights, exclusive of Joint Inventions and Collaboration Patents, Controlled by BG and relating to any Target, Catalogue Target, Accepted Target, Viable Target, Project Candidate and/or Product.

1.5. “BG Invention” shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived, discovered, identified or first reduced to practice by BG in the conduct of research as part of the Collaboration under the Agreement (other than a Platform Improvement).

1.6. “BG Non-Program Invention” shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived, discovered, identified or first reduced to practice by BG in the conduct of research other than as part of the Collaboration (other than a Platform Improvement).

1.7. “BG Platform Improvement” shall mean an improvement or modification to the GPC Platform which is conceived, discovered, identified or first reduced to practice during the Establishment Term by BG alone or with a Third Party or jointly by BG and GPC and, in either case, is Controlled by BG.

1.8. “BG R&D Compound” shall mean a compound that BG has in lead generation (after hit evaluation) or lead optimization programs or that BG has nominated as a clinical development candidate prior to the use by BG of any Licensed Patents or Collaboration Technology with respect to such compound.

1.9. “BG Target” shall mean a target that, at the time of determination of whether such target is a BG Target, meets any one of the following criteria: (i) is a BG Validated Target, (ii) BG has filed a patent application containing claims covering such target or such a patent has issued to BG, or (iii) is owned by or exclusively licensed to BG other than pursuant to this Agreement. For the avoidance of doubt, the phrase “at the time of determination” shall mean at the time of an achievement of a relevant milestone, for purposes of Section 6.1.7, and at the time of ownership is being determined, for purposes of Section 11.1.

1.10. “BG Third Party Technology Improvement” shall mean an improvement or modification to the Third Party Technology which is conceived, discovered, identified or first reduced to practice during the Establishment Term by BG alone or with a Third Party or jointly by BG and GPC and, in either case, is Controlled by BG.

1.11. “BG Validated Target” shall mean a target that BG has in an internal research and development program and that BG has validated or that is under validation in an in-vitro or in-vivo model systems prior to the use by BG of any Licensed Patents or Collaboration Technology with respect to such target.

1.12. “Cancer” shall mean the process of invasive tumor cell growth that occurs as a result of genetic mutations that initiate and promote irreversible cellular events.

1.13. “Catalogue Target” shall mean a Target that meets the Designation Criteria as determined pursuant to Section 1.22 and 2.9.4 hereof.

1.14. “Claim” shall mean any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees).

1.15. “Collaboration” shall mean the programs of research and testing consisting of the *** Research Program and the *** Research Program under the Research Plan and under any Optional Platform Technologies with the goal of discovering and validating Targets in the Field.

1.16. “Collaboration Patents” shall mean and collectively includes United States and foreign patent applications, provisional patent applications, patents, certificates of invention and applications for certificates of invention, reissues, extensions, renewals, substitutions, supplementary protection certificates, additions, continuations, divisions and continuations-in-part that claim Joint Inventions.

1.17. “Collaboration Technology” shall mean all GPC Inventions related to Catalogue Targets and Accepted Targets and uses thereof and Joint Inventions related to Catalogue Targets and Accepted Targets and uses thereof.

1.18. “Collaboration Term” shall have the meaning set forth in Section 2.8.1 hereof.

1.19. “Commercially Reasonable Efforts” shall mean efforts and resources commensurate with the efforts and resources in research and development used by a reasonable party for projects of commensurate economic value in consideration of the continuing progress and state of scientific knowledge and in consideration of reasonably available resources, at the time.

1.20. “Contract Year” shall mean each 12-month period ending on the first anniversary of the Effective Date and each anniversary thereafter.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.21. “Confidential Information” shall have the meaning set forth in Section 10.1 hereof.

1.22. “Control” shall mean, with respect to a material, Information or intellectual property right, possession (by ownership or exclusive license) by a Party of the ability to grant the other Party access to or a license or sublicense as provided for herein under such material, Information or intellectual property right without violating the terms of any bona fide agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access or license or sublicense.

1.23. “Designation Criteria” shall mean the in-vitro and/or in-vivo validation of a Target in a in vitro and/or in a in-vivo model system agreed on by the Collaboration Committee on a case by case basis.

1.24. “Dollar” and “$” shall mean United States dollars.

1.25. “EMEA” shall mean the European Medicines Evaluation Agency and any successor thereto.

1.26. “Effective Date” shall mean November 1, 2001.

1.27. “Establishment Term” shall mean the sixty-eight (68) month period beginning on the Effective Date.

1.28. “Evaluation Period” shall have the meaning set forth in Section 2.9.6 hereof.

1.29. “FDA” shall mean the United States Food and Drug Administration and any successor thereto.

1.30. “Field” shall mean, except as set forth in Exhibit G, those therapeutic areas that are the subject of all current and future internal BG pharmaceutical research and development programs.

1.31. “First Commercial Sale” shall mean the first sale or other disposition for value of a Product, in a final dosage form packaged for the ultimate consumer, to an independent Third Party following Regulatory Approval, by BG, its Affiliates or a sublicensee of BG.

1.32. “Force Majeure” shall mean any act of God, any accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstances or event beyond the reasonable control of the Party relying upon such circumstance or event to excuse its non-performance.

1.33. “FTE” shall mean the equivalent of a full-time employee or consultant based on at least forty-six (46) weeks per year of work less public holidays carried out by one or more employees or consultants of GPC, each of whom devotes a portion of his or her time to scientific work on or directly related to the Collaboration and having a qualification which is reasonably sufficient and adequate in view of the tasks to be performed; provided, however, that BG understands and agrees that GPC retains complete discretion to change the identity, the frequency and time which any individual employee devotes to the Collaboration. Work on or directly related to the Collaboration to be performed by GPC employees or consultants can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, attending selected and appropriate seminars and symposiums, managing and leading scientific staff, and carrying out Collaboration management duties (including service on a Steering Committee).

1.34. “Genomics Center” shall mean the U.S. genomics and proteomics research center based, initially, on the GPC Platform and located initially at GPC’s facility in Waltham, Massachusetts pursuant to the Sublease.

1.35. “GPC Elected Target” shall have the meaning set forth in Section 2.9.7 hereof.

1.36. “GPC Invention” shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived, discovered, identified or first reduced to practice by GPC in the conduct of research as part of the Collaboration under the Agreement (other than a Platform Improvement or Third Party Technology Improvement).

1.37. “GPC Patents” shall mean and collectively includes all United States and foreign patent applications, provisional patent applications, patents, certificates of invention and applications for certificates of invention, reissues, extensions, renewals, substitutions, supplementary protection certificates, additions, continuations, divisions and continuations-in-part (but only to the extent that claims in such continuations-in-part are entitled to the priority date of the parent patent application and cover the same subject matter as claimed in the parent patent application) that claim GPC Inventions.

1.38. “GPC Platform” shall mean any genomic and proteomic technology owned by GPC as of the Effective Date, and described on Exhibit A hereto, including all Information and protocols owned by GPC and required to practice such technology.

1.39. “GPC Platform Improvement” shall mean an improvement or modification to the GPC Platform which is conceived, discovered, identified or first reduced to practice during the Establishment Term by GPC alone or with a Third Party and is Controlled by GPC.

1.40. “GPC Third Party Technology Improvement” shall mean an improvement or modification to the Third Party Technology which is conceived, discovered, identified or first reduced to practice during the Establishment Term by GPC alone or with a Third Party and is Controlled by GPC.

1.41. “Gross Sales” means the gross amount invoiced on sales to independent Third Parties of a Product by BG, its Affiliates and/or sublicensees.

1.42. “Information” shall mean information and data of any type and in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, results of studies and patent and other legal information or descriptions.

1.43. “Joint Invention” shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived, discovered, identified or first reduced to practice by the Parties jointly in the conduct of research as part of the Collaboration under the Agreement (other than a Platform Improvement).

1.44. “*** Research Program” shall mean a research program for the functional analysis of *** family members and determination of their role in the *** for the development of novel drug discovery programs. The *** Research Program may cover, after evaluation of other applications, the use of the technologies used in such program in other areas of the Field.

1.45. “Licensed Patents” shall mean any (i) GPC Patents that claim any Catalogue Target or Accepted Target or any use thereof and (ii) Collaboration Patents that claim any Catalogue Target or Accepted Target or any use thereof.

1.46. “MAA” shall mean a Marketing Authorization Application or similar application filed with the EMEA after completion of human clinical trials to obtain marketing approval for a Product in the European Union.

1.47. “MHW” shall mean the Ministry of Health and Welfare in Japan and any successor agency.

1.48. “NDA” shall mean a New Drug Application, or other application for the approval to market a Product, which is submitted to the FDA.

1.49. “Net Sales” shall mean the total amount received by BG or its sublicensees on account of the sale of a Product to a non-Affiliate whether invoiced or not, less the following deductions incurred based upon the sale of such Product: (a) value added tax, sales and other excise taxes, cost of nationalization (custom duties related to importation including handling fees) and (b) a lump sum deduction of *** percent (***%) of Gross Sales to cover all other deductions, including, without limitation, customary cash discounts, trade discounts, quantity discounts, allowances or credits to Third Party customers on account of settlement of complaints, rejections, recalls, allowances or returns. Should BG demonstrate to GPC’s reasonable satisfaction that the actual amounts referred to under (a) and (b) above exceed in a country *** percent (*** of Product in such country, then BG shall be entitled to deduct from BG’s Gross Sales such actual amounts in determining its Net Sales with respect to such country.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by such seller and on its payroll, or for the cost of collections.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Transfer between BG and any of its Affiliates for resale shall not be considered a sale, and in such case, Net Sales shall be based on the Gross Sales for the Products received by the Affiliate who sells to a Third Party, less those deductions set forth above.

In the event that a Product is sold as part of a Combination Product as defined below, the Net Sales from the Combination Product, for the purpose of determining the royalty amount payable by BG to GPC, shall be determined by multiplying the Net Sales of the Combination Product during the Accounting Period applicable under Section 6.2.1 by the fraction, A/A+B where A is the average sales price of the Product when sold separately in finished form and B is the average sales price of the other Product(s) included in the Combination Product, when sold separately in finished form, in each case during the applicable reporting period or, if sales of both the Product and the other Product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sales price cannot be determined for both the Product and all other Product(s) included in the Combination Product, Net Sales for the purposes of determining Royalty payments shall be calculated by multiplying the Net Sales of the Product by the fraction C/C+D where C is the fair market value of the Product and D is the fair market value of all other Product(s) included in the Combination Product. As used above, the term “Combination Product” means any therapeutic product which comprises a Product and other active compounds and/or ingredients. Notwithstanding the foregoing, Net Sales from a Combination Product shall not be reduced below a level that results in an effective royalty rate pursuant to Section 6.2 hereof of less than *** of sales of such Combination Product, as determined pursuant to the first paragraph of this Section.

1.50. “Option” shall have the meaning set forth in Section 2.3.

1.51. “Option Notice” shall have the meaning set forth in Section 2.3.

1.52. “Optional Platform Technologies” shall mean the technologies owned or Controlled by GPC described in Exhibit D hereto.

1.53. “***” shall mean a research program which consists of *** towards the validation/functional analysis of targets identified in the *** screening program (as defined in the Collaboration and License Agreement dated December 29, 2000) or any other targets selected by the Collaboration Committee.

1.54. “Phase I Clinical Trial” shall mean a clinical trial which is defined as “Phase I” in FDA regulations as amended from time to time, or any foreign equivalent thereof.

1.55. “Phase II Clinical Trial” shall mean a clinical trial which is defined as “Phase II” in FDA regulations as amended from time to time, or any foreign equivalent thereof.

1.56. “Phase III Clinical Trial” shall mean a clinical trial which is defined as “Phase III” in FDA regulations as amended from time to time, or any foreign equivalent thereof.

1.57. “Platform Improvements” shall mean the GPC Platform Improvements and the BG Platform Improvements.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.58. “Product” shall mean any biotherapeutic, gene therapy or small molecule product (a) that is developed for commercial purposes by BG or its sublicensees as a result of using Collaboration Technology, a BG Invention or Licensed Patents or (b) that is covered by a Valid Claim of any Licensed Patents, or the manufacture, use or sale of which is covered by a Valid Claim of any Licensed Patents. Notwithstanding the foregoing, Products shall not include products which consist solely of BG R&D Compounds or are based solely on the use of BG Validated Targets.

1.59. “Primary Contact Person” shall have the meaning set forth in Section 2.7 hereof.

1.60. “Project Candidate” shall mean any substance or compound that is based on or directed to a Viable Target or Accepted Target or which results from the Reverse Genomics Research Program and which is selected by the BG preclinical research steering committee for development as a drug project or for which BG or Third Parties on BG’s behalf commence drug project development activities.

1.61. “Regulatory Approval” shall mean, with respect to a country, all approvals (including price and reimbursement approvals), licenses, registrations or authorizations based on determinations of quality, safety and efficacy of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the use, storage, import, transport and sale of a Product in such country.

1.62. “Research Milestones” shall have the meaning set forth in Section 6.1.5.

1.63. “Research Plan” shall mean the work plan for the research to be conducted by GPC under this Agreement, as amended from time to time as provided in Section 2.4. The initial Research Plan is as set forth in Exhibit B attached hereto, and any amendments thereto will be attached to Exhibit B.

1.64. “Research Year” shall mean each twelve (12) month period during the term of the Collaboration beginning on the Effective Date.

1.65. “Resource Plan” shall mean the schedule of FTEs as described in Exhibit E attached hereto to be provided by each of GPC and BG for the transfer of the GPC Platform to BG at the Genomics Center and the conduct of work by each of GPC and BG for the transfer of the GPC Platform under the Research Plan.

1.66. “Reverted Target” shall have the meaning set forth in Section 2.9.5 hereof.

1.67. “Steering Committees” shall mean the committees described in Section 2.5.1 hereof.

1.68. “Target” shall mean a gene and/or gene product that is identified prior to the second (2nd) anniversary of the expiration of the Collaboration Term by GPC or by BG or its Affiliates in research that makes any direct or indirect use of any know-how, data, information, patent rights, results or other Information resulting from the Collaboration.

1.69. “Third Party” shall mean any individual or entity other than BG or GPC.

1.70. “Third Party Technology” shall mean those technologies Controlled by GPC as of the Effective Date and described in the agreements identified in Exhibit I.

1.71. “Third Party Technology Improvements” shall mean BG Third Party Technology Improvements and GPC Third Party Technology Improvements.

1.72. “Transfer Plan” shall mean the plan regarding the transfer of the GPC Platform and Third Party Technology and the milestones regarding the transfer of the GPC Platform attached hereto as Exhibit A.

1.73. “Viable Target” shall mean an Accepted Target with respect to which the Collaboration Committee determines there is a good scientific and economic rationale and a reasonable practical basis to pursue efforts which finally might result in the development of a Product pursuant to this Agreement.

1.74. “Valid Claim” shall mean an issued claim of an unexpired patent, or a claim of a pending patent application, owned or Controlled by a Party or its Affiliates which shall not have been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2

Establishment of Genomics Center and Conduct of Collaboration

2.1. Transfer of the GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements. BG intends, through Altana, to establish a Genomics Center with a broad technology platform developed by BG and/or licensed from Third Parties, which technology platform shall include the GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements. GPC shall support BG in the establishment of the Genomics Center as further set forth in this Agreement as well as the Ancillary Agreements. The transfer shall be executed during the Establishment Term, beginning with the transfer of the GPC Platform and Third Party Technology followed by a continuous transfer of the Platform Improvements and Third Party Technology Improvements. No later than seven (7) months following the Effective Date, GPC and BG shall commence the activities in connection with the transfer of the GPC Platform and Third Party Technology to BG as described on the Transfer Plan. During the Establishment Term, GPC and BG will provide the FTEs to transfer to BG the GPC Platform, the GPC Platform Improvements, the Third Party Technology and the Third Party Technology Improvements as described in the Resource Plan which requires the presence of a sufficient number of key personnel of GPC at the Genomics Center that have relevant experience with the GPC Platform.

2.2. Transfer of the Genomics Center. BG shall, upon six months’ written notice to GPC with effect as of the (i) termination of the Collaboration Term, or (ii) the first anniversary following such termination (the “Transfer Notice”), as specified by BG in the Transfer Notice, be entitled to transfer the Genomics Center to another location not more than thirty (30) miles from Waltham,

Massachusetts (the “Transfer”) in which case GPC agrees to reasonably assist BG to transfer the GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements, including GPC FTEs working at the Genomics Center, to such new location, and will complete the transfer of the GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements as set forth in the Transfer Plan and this Agreement at such new location; provided, however, that BG will reimburse GPC for all costs, expenses and losses incurred by GPC in connection with the Transfer. Promptly after receipt by GPC of such Transfer Notice, the Parties shall confer to determine the process to accomplish the Transfer and shall initiate the activities necessary for such Transfer; provided, however, that BG shall be entitled to withdraw such Transfer Notice by written notice to GPC at least one (1) month prior to the projected effective date of such Transfer if BG determines that such Transfer is not feasible based on the required deadlines and costs of such Transfer; provided further, however, that such withdrawal will not relieve BG of its obligations to reimburse GPC for any costs, expenses or losses incurred by GPC after receipt of the Transfer Notice in connection with the withdrawn Transfer.

2.3. Addition of Optional Platform Technologies. At any time, and from time to time, during the Establishment Term, BG may exercise an option (the “Option”) to enter into negotiation to obtain a non-exclusive license to any of the Optional Platform Technologies. BG may exercise the Option by providing written notice (the “Option Notice”) to GPC specifying which of the Optional Platform Technologies it desires to license. If GPC is not, at the time of receipt of the Option Notice, restricted from granting a non-exclusive license to the Optional Platform Technology specified in the Option Notice, GPC shall negotiate in good faith with BG, for a period of not less than 90 days, the terms of a non-exclusive license to the Optional Platform Technology specified in the Option Notice. If, at the end of such 90-day period, BG and GPC are, despite good faith efforts, unable to agree on the terms of such a non-exclusive license, then GPC shall be under no further obligation to grant to BG a license to the Optional Platform Technology specified in the Option Notice.

2.4. Overview of Collaboration. Under the Collaboration, GPC shall conduct two programs of research in the Field: (i) the *** Research Program, and (ii) the *** Research Program. The goal of these programs is the identification and validation of Targets which may be useful in developing Products. Such program of research is being performed with a view to secure, validate and support the transfer of the GPC Platform, the Platform Improvements, the Third Party Technology and the Third Party Technology Improvements to the Genomics Center. In addition, the projects of such programs shall reflect the focus of and prioritization within BG’s research programs. Such research will be conducted by GPC and BG using the GPC Platform, the GPC Platform Improvements, the Third Party Technology and the Third Party Technology Improvements (and Optional Platform Technologies, if any, licensed pursuant to Section 2.3) under the Research Plan attached hereto as Exhibit B, which describes possible projects within the programs. The Research Plan may be amended by the Joint Steering Committee as set forth in Section 2.5.2(a). BG is entitled to request reasonable adaptations or modifications of the Research Plan to meet changes and developments that will occur in research and changed requirements of BG deriving thereof. GPC shall not be obligated to use any other technology in the conduct of the Collaboration other than the GPC Platform, GPC Platform Improvements, Third Party Technology and Third Party Technology Improvements and any Optional Platform Technologies licensed pursuant to

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 2.3. GPC acknowledges that BG is and may continue to be involved in genomics and proteomic research outside of the Collaboration and may develop products as a result of such research which shall not be subject to the terms of this Agreement. GPC also acknowledges that BG may use additional technology platforms established in its own research facilities and/or technologies provided by Third Parties and to be transferred to the Genomics Center and/or outsourcing of working programs to Third Parties for the validation of targets.

2.5. Steering Committees.

2.5.1 Formation, Composition and Term. BG and GPC shall establish a Joint Steering Committee which shall be responsible for the overall coordination and monitoring of the activities of the Genomics Center which relate to the Collaboration and the transfer of the GPC Platform, the Platform Improvements, the Third Party Technology and the Third Party Technology Improvements to the Genomics Center (the “Joint Steering Committee”). Due to the complexity of the Collaboration, the technology transfer and the related activities, the following additional sub-committees to the Joint Steering Committee shall be established: a “Transfer Committee” and a “Collaboration Committee.” The Joint Steering Committee and the Transfer Committee shall be active during the Establishment Term, the Collaboration Committee shall be active during the Collaboration Term and the two (2) year period immediately thereafter. The three (3) joint committees shall be comprised of three (3) named representatives of each of BG and GPC. Each Party will designate its representatives to the Joint Steering Committee within thirty (30) days after the Effective Date by written notice to the other Party. Each party will designate its representatives to the Transfer Committee and the Collaboration Committee within thirty (30) days after the date on which the transfer of the GPC Platform to the Genomics Center has commenced. The Collaboration Committee may establish additional Subcommittees (the “Sub-Committees”) to execute individual duties of the Collaboration Committee to the extent they relate to a particular therapeutic indication. Each of the Steering Committees shall meet as needed, but not less than once each quarter during the Establishment Term. Subject to the foregoing, such meetings shall be at such times agreed to by BG and GPC and shall be held, to the extent practicable, at GPC’s or the Center’s offices in Waltham, Massachusetts unless the Parties otherwise agree or shall be in such other form (e.g., telephone or video conference) as the members of the relevant Steering Committee shall agree.

2.5.2 Steering Committees: Functions and Powers.

(a) The Joint Steering Committee shall be responsible for the overall supervision and management of the Collaboration and the transfer of the GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements to the Genomics Center. The principal functions of the Joint Steering Committee shall include, without limitation:

(i) receiving reports from GPC on a regular basis which specify the ongoing developments regarding the GPC Platform and Third Party Technology and outline the Platform Improvements and Third Party Technology Improvements which will be transferred and implemented under this Agreement;

(ii) considering and approving reasonable adaptations or modifications to the Research Plan as a result of changes and developments that occur in the research performed in the Collaboration and the changing requirements of BG arising therefrom;

(iii) considering and approving any changes to the allocation of BG FTEs at the Genomics Center;

(iv) allocating the resources of the Genomics Center during the Establishment Term;

(v) evaluating, monitoring and recommending on a periodic basis the in-licensing of any Third Party intellectual property for the Genomics Center or the Collaboration;

(vi) approving, within thirty (30) days after receipt of a report from the Transfer Committee relating to the achievement of an Annual Implementation Milestone, the achievement of such Annual Implementation Milestone; and

(vii) recommending to BG whether a Target should be designated as a Catalogue Target or a Reverted Target by BG in accordance with Section 2.9.2. Recommendation shall be made based on the discussions and mutual understandings in the Collaboration Committee.

(b) The Transfer Committee shall be responsible for the overall supervision of the transfer of the GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements. The principal functions of the Transfer Committee shall include, without limitation, monitoring the progress and results under the transfer of the GPC Platform, the Platform Improvements, the Third Party Technology and the Third Party Technology Improvements and revising, as necessary, the Transfer Plan. The Transfer Committee shall agree on whether during the transfer of the technology and the related know-how, Annual Implementation Milestones have been met and shall report to the Joint Steering Committee accordingly in writing.

(c) The Collaboration Committee or the Sub-Committees established by it, shall be responsible for the overall supervision and management of the Collaboration. The Collaboration Committee shall report to the Joint Steering Committee, the Sub-Committees to the Collaboration Committee. The principal functions of the Collaboration Committee shall include, without limitation:

(i) monitoring the progress and results achieved under the Collaboration and revising, as necessary, the Research Plan;

(ii) determining the Designation Criteria to be fulfilled for target validation on a case by case basis in accordance with Section 2.9.1;

(iii) recommending to the Joint Steering Committee, whether a Target resulting from the Collaboration should be designated as a Catalogue Target or a Reverted Target by BG in accordance with Section 2.9.2;

(iv) determining and agreeing whether a compound to be assayed by use of the GPC Platform and Third Party Technology during the Collaboration Term is a BG Compound; and

(v) determining and agreeing whether a target to be assayed by use of the GPC Platform or Third Party Technology during the Collaboration Term is a BG Target.

A Party may change one or more of its representatives to a Steering Committee at any time upon written notice to the other Party. Members of a Steering Committee may be represented at any meeting by another member of the Steering Committee, or by a deputy. Either Party may permit additional employees and consultants to attend and participate (on a non-voting basis) in Steering Committee meetings, subject to the confidentiality provisions of Article 10.

2.5.3 Decisions of the Steering Committees. A quorum of a Steering Committee shall be present at any meeting of the Steering Committee if at least one (1) representative of each Party is present at such meeting in person or by telephone or video conference. If a quorum exists at any meeting, the unanimous consent of all members of the Steering Committee present at such meeting is required to take any action on behalf of the Steering Committee. In the event that a Steering Committee cannot reach agreement within thirty (30) days as to any matter that is subject to its decision-making authority, except as provided below, the matter shall be referred to dispute resolution in accordance with Article 16.

2.5.4 Co-Chairs. Each Steering Committee shall be co-chaired by one BG representative appointed by BG and one GPC representative appointed by GPC from the membership of the Steering Committee.

2.5.5 Minutes and Reports. Each Steering Committee shall be responsible for keeping accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Within ten (10) business days of each meeting, the co-chairs shall provide the Parties with draft minutes of such meeting and a draft of a written accompanying report describing, in reasonable detail, the status of the Research Program, a summary of the work and progress to date, any issues requiring resolution and any proposed decisions and the action taken to all members of the Steering Committee. Within thirty (30) days of each meeting, the co-chairs will sign final versions of the meeting minutes and the accompanying report and such minutes and such report shall thereafter be recognized as duly accepted by the Parties. All records of each Steering Committee shall be available to both Parties.

2.5.6 Information and Results. Except as otherwise provided, the Parties will make available and disclose to one another all results of the work conducted pursuant to the Collaboration and the status of the transfer of the GPC Platform and Third Party Technology prior to and in preparation for the Steering Committee meetings, by the deadline and in the form and format to be designated by each Steering Committee.

2.6. Management of the Genomics Center. The Genomics Center shall be managed by a BG management team consisting of a director and management support staff, which shall be responsible for, among other things, creation of the Genomics Center, management of the projects to be carried out at the Genomics Center (including the projects included within the Collaboration), and interaction with BG’s research units in Konstanz, Germany, BG’s Affiliates and with Third Parties.

2.7. Primary Contact Persons. Within ten (10) business days of the Effective Date, BG and GPC shall each designate a primary contact person (“Primary Contract Person”) who shall be responsible for the day-to-day interactions between the Parties related to the Collaboration and the management of the day-to-day operation of the Collaboration. Each Party may change its Primary Contact Person upon written notice to the other Party. The Joint Steering Committee may request each Party to designate specific primary contact persons which shall be responsible for the day-to-day interactions in specific areas or projects during the Establishment Term and the Collaboration Term (the “Specific Primary Contact Persons”).

2.8. Collaboration Term; Extension of Establishment Term.

2.8.1 Unless this Agreement is terminated sooner in accordance with Section 15.2, the research term of the Collaboration (the “Collaboration Term”) shall commence on the Effective Date and shall continue for forty-two (42) months thereafter.

2.8.2 Upon BG’s written request made at least six (6) months prior to the then-current end of the Establishment Term, GPC agrees to negotiate in good faith with BG with respect to the extension of the Establishment Term.

2.9. Target Identification and Disposition.

2.9.1 Target Identification. GPC and BG shall use Commercially Reasonable Efforts in the Field to identify Targets in the performance of the Collaboration according to the Research Plan in Exhibit B. GPC and BG shall promptly notify the Collaboration Committee of any such Target identified and the Collaboration Committee shall agree on (i) relevant in-vitro validation and/or in vivo experiments for such Target and (ii) such place at which the agreed validation experiments have to be carried out if this cannot be performed at the Genomics Center. Upon completion of such additional validation, GPC and BG shall promptly notify the Collaboration Committee of the results of such experiments.

2.9.2 Recommendation by Collaboration Committee. The Collaboration Committee shall, further to Section 2.9.1, without undue delay following disclosure of any Target pursuant to Section 2.9.1, convene in person, by telephone or by video conference in order to evaluate each Target disclosed to it and recommend that such Target be designated as either a Catalogue Target or a Reverted Target by BG pursuant to Section 2.9.4 and 2.9.5 hereof.

2.9.3 Determination by BG. Following the recommendation by the Collaboration Committee pursuant to Section 2.9.2, BG shall, through its internal committee, further evaluate each Target to determine if such Target meets the Designation Criteria.

2.9.4 Catalogue Target. If BG determines, within ninety (90) days of the date of the Collaboration Committee meeting at which the recommendation by the Collaboration Committee with respect to a Target pursuant to Section 2.9.2 was made, that such Target meets the Designation Criteria, then BG shall notify GPC in writing (the “Catalogue Target Notice”)

and such Target shall constitute a “Catalogue Target”. BG shall make the Research Milestone payment as specified in Section 6.1.5(c) within thirty (30) days from the Catalogue Target Notice. BG shall have exclusive rights to any Licensed Patents claiming such Catalogue Target pursuant to Section 3.1.1. Within thirty (30) days after any Target becomes a Catalogue Target, GPC shall provide BG with access to all Information under GPC Control for such Catalogue Target.

2.9.5 Reverted Target. If BG determines that a Target does not meet the Designation Criteria and so notifies GPC in writing, or if BG fails to notify GPC in writing with a Catalogue Target Notice of its determination within ninety (90) days of the Collaboration Committee’s recommendation with respect to a Target pursuant to Section 2.9.2, or fails to make the payment required in Section 6.1.5(c) hereof and such failure has not been cured within twenty (20) days after receipt of notice thereof from GPC, then such Target shall be designated a “Reverted Target,” and GPC shall have exclusive rights to Collaboration Patents claiming such Reverted Target pursuant to Section 3.3.2.

2.9.6 BG Accepted Target. In the event a Target is designated by BG as a Catalogue Target pursuant to Section 2.9.4 hereof, BG shall diligently undertake to validate a Catalogue Target as soon as reasonably possible (taking into account BG’s resources) and shall have the right to elect a Catalogue Target to become an Accepted Target. Such election must be made within the twenty-one (21) month period beginning on the date BG designates a Target as a Catalogue Target (the “Evaluation Period”). In the event that, despite BG’s Commercially Reasonable Efforts, BG is unable to sufficiently validate a Catalogue Target within the Evaluation Period, the Parties shall negotiate in good faith an extension of the Evaluation Period, if any. In the event BG desires to elect to have a Catalogue Target designated as an Accepted Target pursuant to this Section, BG shall notify GPC within the Evaluation Period (as it may be extended pursuant to the preceding sentence) in writing of such election (the “Accepted Target Notice”) and such Target shall constitute an “Accepted Target”. BG shall effect the payment required in Section 6.1.5(d) hereof within thirty (30) days from the Accepted Target Notice.

2.9.7 GPC Elected Target. In the event BG does not elect a Catalogue Target to become a BG Accepted Target and make the payment required by Section 6.1.5(d) pursuant to Section 2.9.6 hereof, or fails to notify GPC in writing with an Accepted Target Notice of the election of an Accepted Target with respect to a Catalogue Target pursuant to Section 2.9.6, then such Catalogue Target shall automatically be designated a “GPC Elected Target,” and BG’s license to such Catalogue Target under Sections 3.1.1 and 3.1.2 shall automatically terminate, and GPC shall have exclusive rights to BG Intellectual Property and Collaboration Patents claiming such GPC Elected Target pursuant to Section 3.3.3. Within thirty (30) days after any Catalogue Target becomes a GPC Elected Target, BG shall provide GPC with access to Information under BG Control for such GPC Elected Target.

ARTICLE 3

License Grants

3.1. Collaboration Licenses.

3.1.1 Exclusive Commercialization License. Subject to the terms and conditions of this Agreement and the agreements identified in Exhibit I, including, without limitation, the rights of GPC with respect to Reverted Targets and GPC Elected Targets under Sections 3.3.2 and 3.3.3, GPC hereby grants to BG a worldwide, royalty-bearing exclusive license, with the right to sublicense, under GPC’s interest in the Licensed Patents and the Collaboration Technology to develop, register, make, have made, use, offer for sale, sell and import Products in the Field. Such license shall be perpetual for Project Candidates and Products for which BG complies with its payment obligations under Section 6.1, to the extent applicable, and under Section 6.2.

3.1.2 Exclusive Research License. Subject to the terms and conditions of this Agreement, GPC hereby grants to BG a worldwide, royalty-free exclusive license, without the right to sublicense, under GPC’s interest in the Licensed Patents and the Collaboration Technology to conduct research solely within the Field, (i) on a Catalogue Target-by-Catalogue Target basis during the Evaluation Period for each Catalogue Target, and (ii) perpetually for each Accepted Target for which BG complies with its payment obligations under Section 6.1, to the extent applicable.

3.1.3 BG License Limitations.

(a) The licenses granted to BG under Sections 3.1.1 and 3.1.2 are subject to the retention by GPC of a non-exclusive research license with the right to sublicense or subcontract solely for purposes of conducting GPC’s obligations in the Collaboration under the Research Plan.

(b) Any sublicense by BG of the rights granted to BG in Section 3.1.1 shall be consistent with the terms of this Agreement and shall include an obligation for the sublicensee to comply with the applicable obligations of this Agreement including, without limitation, Article 6 pertaining to payments, Article 7 pertaining to reports and audits, Article 8 pertaining to books and records and Article 10 pertaining to confidentiality. BG shall notify GPC of the existence of any sublicense of the rights granted herein to a Third Party within ten (10) days of entering into such sublicense.

(c) BG shall not sell or otherwise transfer to a Third Party all or a portion of its rights to an Accepted Target, Viable Target, Project Candidate or Product (a “Transfer”) without first complying with the terms of this Section 3.1.3(c). In the event that BG desires to effect a Transfer, then, prior to any such Transfer, BG shall so notify GPC, specifying the Target, Project Candidate or Product that BG desires to so transfer and the terms upon which such Transfer is proposed (the “Transfer Notice”). BG and GPC shall negotiate in good faith, for a period of not less than sixty (60) days from GPC’s receipt of the Transfer Notice, the terms under which BG may effect such Transfer. In the event that BG and GPC are unable to agree on such terms within such 60-day period, then the matter shall be submitted to dispute resolution in accordance with the terms of Article 16 hereof. Upon final resolution of such terms pursuant to agreement of the parties or the dispute resolution provisions of Section 16, BG may effect the Transfer on the terms specified in the Transfer Notice. In the event that BG subsequently desires to effect a Transfer with respect to any other Target resulting from the Collaboration, Project Candidate or Product, the terms of this Section 3.1.3(c) continue to apply.

3.2. Genomics Center Licenses.

3.2.1 GPC Platform License.

(a) General. Subject to the terms and conditions of this Agreement, GPC hereby grants to BG a perpetual, worldwide, non-exclusive, fully paid up (after payments relating thereto having been made as provided for herein) license, without the right to grant sublicenses (except as expressly set forth in this Section 3.2.1), under the GPC Platform and the Platform Improvements for use by BG only in the Field. GPC agrees that BG may sublicense a Third Party under the rights granted to BG in this Section 3.2.1 solely to perform research on behalf of BG and for the sole benefit of BG; provided, however, that BG will provide to GPC a copy of each such sublicense agreement promptly after execution thereof; provided further, that BG may redact any Confidential Information contained in such copies provided to GPC. Any such sublicense will be granted pursuant to an agreement between BG and such Third Party which contains restrictions on the use and disclosure of the GPC Platform and the Platform Improvements which are no less onerous than the restrictions on BG contained in this Agreement and shall prohibit such Third Party from sublicensing the rights sublicensed to it by BG under this Section 3.2.1. BG acknowledges that it will be obligated to enter into, at its own expense, other necessary licenses covering Third Party intellectual property as listed in Exhibit H in order to fully practice the GPC Platform. GPC will reasonably assist BG in obtaining such licenses.

(b) Source Code to Software Included in GPC Platform. GPC agrees to provide BG with one (1) copy of the source code to each software program transferred to the Genomics Center pursuant to Section 2.1 hereof, in each case solely for use as permitted in Section 3.2.1. GPC will transfer the source code only after installation of such software at the Genomics Center and acceptance by BG of such software as fully functioning at the Genomics Center.

3.2.2 Sublicense to Third Party Technology. Subject to the terms and conditions of this Agreement and the agreements identified in Exhibit I, GPC hereby grants to BG a perpetual, worldwide, non-exclusive, fully paid up (after payments relating thereto having been made as provided for herein) sublicense, without the right to grant sublicenses (except as expressly set forth in this Section 3.2.2), under GPC’s exclusive rights to the Third Party Technology under the agreements identified in Exhibit I and the Third Party Technology Improvements for use by BG only in the Field. Subject to the terms of the agreements identified in Exhibit I, GPC agrees that BG may sublicense a Third Party under the rights granted to BG in this Section 3.2.2 solely to perform research on behalf of BG and for the sole benefit of BG; provided, however, that BG will provide to GPC a copy of each such sublicense agreement promptly after execution thereof; provided further, that BG may redact any Confidential Information contained in such copies provided to GPC. Any such sublicense will be granted pursuant to conditions described in Section 3.2.1.

3.2.3 New Technology other than Platform Improvements. GPC hereby grants to BG a perpetual, worldwide, co-exclusive license, with the right to grant sublicenses, to GPC’s interest in any intellectual property jointly conceived, discovered, identified or first reduced to practice during the Establishment Term by employees of GPC working in the Center and employees of BG that is not a Platform Improvement or a Third Party Technology Improvement.

3.3. Licenses to GPC.

3.3.1 Research License. Subject to the terms and conditions of this Agreement, BG hereby grants GPC a non-exclusive research license in the Field, during the Collaboration Term, under the BG Intellectual Property rights solely to use the proprietary materials and information that BG provides to GPC under the Collaboration for conducting GPC’s obligations in the Collaboration under the Research Plan.

3.3.2 Exclusive License for Reverted Targets. Subject to the terms and conditions of this Agreement, BG hereby grants GPC a worldwide, fully paid, exclusive license, with the right to sublicense, under BG’s interest in the Joint Inventions, Collaboration Patents, BG Intellectual Property and, to the extent assigned to BG under Section 11.2, GPC Patents claiming any Reverted Target to conduct research and to develop, make, use, offer for sale, sell and import products, which products are based on such Reverted Target.

3.3.3 Exclusive License for GPC Elected Targets. Subject to the terms and conditions of this Agreement, BG hereby grants GPC a worldwide, fully paid, exclusive license or sublicense, with the right to sublicense, under BG’s interest in the BG Intellectual Property, Joint Inventions, and Collaboration Patents claiming any GPC Elected Target to conduct research and to develop, make, use, offer for sale, sell and import products, which products are based on such GPC Elected Target.

3.3.4 New Technology other than Platform Improvements. BG hereby grants to GPC a perpetual, worldwide, co-exclusive license, with the right to grant sublicenses, to BG’s interest in any intellectual property jointly conceived, discovered, identified or first reduced to practice during the Establishment Term by employees of BG and employees of GPC working in the Center that is not a Platform Improvement or a Third Party Technology Improvement.

3.3.5 Non-Exclusive License to BG Blocking Inventions. BG acknowledges that BG or the Genomics Center may through use of the GPC Platform, GPC Platform Improvements, Third Party Technology or Third Party Technology Improvements make discoveries or inventions that block GPC, its Affiliates or sublicensees or other customers of GPC from using the GPC Platform or GPC Platform Improvements to the extent of the rights granted to BG hereunder (“Blocking Inventions”). To prevent this occurrence, BG hereby grants GPC an irrevocable, non-exclusive, royalty-free right and license, with the right to grant sublicenses, under BG’s and the Genomics Center’s rights to Blocking Inventions and any patents arising from patent inventions filed on Blocking Inventions which are required, and only to the extent required, to enable GPC, its Affiliates, sublicensees and other customers to use the GPC Platform, GPC Platform Improvements, Third Party Technology and Third Party Technology Improvements.

3.4. No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, products or materials of the other Party.

ARTICLE 4

Diligence

4.1. Diligence. Only as a condition for BG maintaining its exclusive license granted to BG pursuant to Sections 3.1.1 and 3.1.2, but not as a legal obligation, BG shall itself or through its corporate partners or sublicensees use Commercially Reasonable Efforts to start and continue development activities of a Project Candidate based on each Catalogue Target during the Evaluation Period (until such time as a Catalogue Target is determined not to be an Accepted Target pursuant to Section 2.9.6) and each Accepted Target for which BG has paid the Research Milestone under Section 6.1.5(d) (until such time as an Accepted Target is determined not to be a Viable Target) consisting of the initiation of clinical trials of Project Candidate, submission of regulatory filings and commercial launch of a Product.

With respect to each Target, beginning with the designation of each Catalogue Target by BG pursuant to Section 2.9.4 and quarterly thereafter, BG shall submit to GPC a summary progress report covering its activities related to developing Project Candidates and commercializing Products and preparing and filing all necessary regulatory approvals. Such progress reports shall be treated as Confidential Information. These progress reports shall be made for each Product until the First Commercial Sale of that Product.

4.2. Return of an Accepted Target, Project Candidate or a Product to GPC.

4.2.1 If any one of the following events (a “Return Event”) occurs, then, except as set forth in Section 4.2.3 below, the Accepted Target, Project Candidate or Product, as the case may be, shall be returned to GPC, as described in Section 4.2.2 below:

(a) the Collaboration Committee at any time determines that an Accepted Target is not a Viable Target;

(b) BG or its sublicensee fails to use Commercially Reasonable Efforts to develop a Project Candidate for a Viable Target in accordance with Section 4.1 and GPC notifies BG of such failure, which notification is either accepted by BG or there is a final determination pursuant to Article 16 that such failure has occurred, and neither BG or a sublicensee is using Commercially Reasonable Efforts in accordance with Section 4.1 to develop at least one Project Candidate for the same Viable Target, and BG or its sublicensee fails to remedy or take reasonable action to remedy such event within ninety (90) days after notice thereof by GPC; or

(c) following receipt by BG or its sublicensee of all necessary regulatory approvals to market a Product in a major market country as listed in Exhibit C (a Major Market Country), there is a continuous one (1) year period during which no such Product is sold in such Major Market Country (provided that such sale is not prevented by Force Majeure, government regulation or intervention or institution of a law suit by a Third Party), and BG or its sublicensee fails to take reasonable action to initiate the sales of such Product in the respective Major Market Country during such one (1) year period within one hundred and twenty (120) days after notice thereof by GPC.

4.2.2 Upon the occurrence of a Return Event and except as described in Section 4.2.3, (A) GPC shall have the right to terminate the licenses and rights granted to BG pursuant to Section 3.1 with respect to such Accepted Target and/or such Product (but, as to Section 4.2.1(c) above, only in such country), and, following such termination, (B) BG will immediately cease to develop or manufacture and sell, as applicable, such Accepted Target, Project Candidate or Product (but, as to Section 4.2.1(c) above, only in such country), and (C) GPC shall have a worldwide, perpetual right and license under BG Intellectual Property (however, with respect to trademarks Controlled by BG or its Affiliates such license shall be limited to the country referred to in Section 4.2.1(c) above and subject to the restrictions referred to in Section 15.3.5 second sub-paragraph) to conduct research and development using Commercially Reasonable Efforts within the Field with respect to such Accepted Target, Project Candidate or Product (but, as to Section 4.2.1(c) above, only in such country) and to sell such Product or any Product resulting from such research and development using Commercially Reasonable Efforts which license shall be royalty bearing on the same terms as Products sold by BG bear royalties hereunder; provided, however, that GPC shall not have the right to terminate this Agreement in its entirety based on any failure to diligently develop Product so long as BG at least diligently pursues a Target according to the Target election procedure or one Project Candidate and/or Product is being pursued diligently by BG in accordance with Section 4.1, and further provided that the rights of GPC described in this Section 4.2.2 shall be in lieu of any right to terminate this Agreement in its entirety in the event of failure by BG to commercialize a Product pursuant to Section 4.2.1(c) in any particular Major Market Country (provided that BG is commercializing a Product in no less than three (3) other Major Market Countries).

4.2.3 Upon the occurrence of an event described in Section 4.2.1(b) above, BG may elect, in lieu of GPC’s exercise of the rights described in Section 4.2.2, to (a) suspend research and development of such Accepted Target, Project Candidate or Product, (b) retain all rights hereunder with respect to such Accepted Target, Project Candidate or Product and (c) pay to GPC an amount equal to One Hundred Thousand Dollars ($100,000) per calendar year with respect to each Accepted Target, Project Candidate or Product, payable quarterly in advance and pro rated for any partial calendar quarters, with the first payment due within ninety (90) days of the occurrence of the event described in Section 4.2.1(b) for the quarter or partial quarter in which such period ends. If at any time BG fails to make a payment within thirty (30) business days of the date that such payment is due in accordance with this Section, GPC shall have the rights described in Section 4.2.2 with respect to such Accepted Target or Product.

ARTICLE 5

FTE and Research Funding

5.1. FTE Rates and Adjustments. The annual FTE rate for FTEs working on the Collaboration shall be based on a rate of Two Hundred Fifty Thousand Dollars ($250,000) per FTE for 2001, with such rate to be increased by three percent (3%) per year for each year after 2001. Beginning on January 1, 2002, the annual FTE rate shall, therefore, be an adjusted rate.

5.2. FTE Support. The number of BG and GPC FTEs devoted by each Party to the transfer of the GPC Platform and the Collaboration shall be as set forth on the Resource Plan as described in Exhibit E attached hereto. Subject to BG’s obligations under the Research Plan, BG’s FTEs not included in the Resource Plan working at the Genomics Center may be reasonably assigned by the BG management team at the Genomics Center to other research programs to be performed and technologies to be applied by BG which do not relate to the Collaboration or incorporate other technologies of the GPC Platform. In addition, subject to the consent of the Joint Steering Committee, BG FTEs included in the Resource Plan may also be subject to reasonable assignment to other programs being conducted at the Genomics Center, provided that the time schedules and the achievement of the milestones set forth in the Research Plan, to the extent dependent on the efforts of BG FTEs, and the transfer of the GPC Platform are not, in the opinion of the Joint Steering Committee, negatively affected.

5.3. Payment of Research Funding. The funding of GPC FTEs set forth in the Resource Plan shall be paid by BG quarterly in advance during the Establishment Term with the first payment to be paid within thirty (30) days after the Effective Date.

ARTICLE 6

Payments

6.1. Payments to GPC.

6.1.1 Reimbursement Fee. As partial reimbursement for GPC’s efforts and expenditures in developing the GPC Platform, BG shall pay GPC a reimbursement fee (the “Reimbursement Fee”) of Ten Million Dollars ($10,000,000) payable thirty (30) days after the Effective Date.

6.1.2 Annual License Fee. In consideration of BG’s continued access to the Collaboration Technology, the GPC Platform and the GPC Platform Improvements, BG shall pay to GPC a total annual license fee (the “Annual License Fee”) of Four Million Dollars ($4,000,000) per year for each of the five Contract Years. The Annual License Fee shall be payable annually in advance, with the first payment of $4,000,000 due thirty days (30) after the Effective Date.

6.1.3 Annual Sublicense Fee. In consideration of BG’s continued access to the Third Party Technology and Third Party Technology Improvements, BG shall pay to GPC an annual sublicense fee (the “Annual Sublicense Fee”) of (i) *** per year for each of the five Contract Years for the sublicense rights under the agreement specified in Exhibit I No.1, (ii) *** per year for each of the five Contract Years for the sublicense rights under the agreement specified in Exhibit I No.2, and (iii) *** per year for each of the five Contract Years for the sublicense rights under the agreement specified in Exhibit I No.3. The Annual Sublicense Fee shall be payable annually in advance, with the first payment of *** due thirty days (30) after the Effective Date.

6.1.4 Annual Technology Transfer Fee. In consideration of the transfer to BG of the GPC Platform and the GPC Platform Improvements, BG shall pay to GPC a total annual technology transfer fee (the “Annual Technology Transfer Fee”) of Two Million Four Hundred Thousand Dollars ($2,400,000) per Research Year for the first five Contract Years, payable pro rata based on the total number of Annual Implementation Milestones for such year within thirty (30) days of achievement of each of the individual Annual Implementation Milestones as set

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

forth in Exhibit F attached hereto, as determined by the Joint Steering Committee. Payments for milestones not achieved in a particular year shall be paid in a succeeding year if the milestone is achieved in such succeeding year.

6.1.5 Research Milestones. BG shall make the following research-based milestone payments to GPC upon the achievement of each of the applicable milestones with respect to Targets and Products (the “Research Milestones”):

(a) upon the completion of the library construction in the *** Research Program, *** for each library with a maximum funding of two (2) libraries; upon the completion of the library construction in the *** Research Program, *** for each library with a maximum funding of two (2) libraries;

(b) upon the completion of a library screening in the *** Research Program for a target, *** for each completed library screen with a maximum funding of two (2) library screens; upon the completion of a library screening in the *** Research Program, *** for each completed library screen with a maximum funding of two (2) library screens;

(c) upon the designation by BG of a Catalogue Target pursuant to Section 2.9.4, *** for each Catalogue Target;

(d) upon the designation by BG of an Accepted Target pursuant to Section 2.9.6, *** for each Accepted Target; and

(e) upon the selection by BG of a Project Candidate, *** for each Project Candidate. Notwithstanding the foregoing, in a case where a Project Candidate directed against an Accepted or Viable Target fails in research and clinical development, and BG moves another Project Candidate against the same Viable Target into research and clinical development (a “Substituted Project Candidate”) as a backup to the failed Project Candidate, then the Research Milestone previously paid in connection with the failed Project Candidate shall not be due on the Substituted Project Candidate.

6.1.6 All payments to be made to GPC by BG pursuant to Section 6.1.5 shall be made within thirty (30) days of receipt of the corresponding invoice by GPC following the achievement of each applicable Research Milestone. The Party initiating any event triggering a Research Milestone payment hereunder shall promptly report the achievement of such milestone to the other Party.

6.1.7 Clinical Milestones. In consideration of the grant of license rights to BG hereunder, BG shall make the payments set forth below for each Product per Accepted or Viable Target to achieve the corresponding clinical milestone event with respect to Products as set forth below. BG shall promptly notify GPC of the occurrence of any milestone event. Notwithstanding the foregoing, in a case where a Product directed against an Accepted or Viable Target fails in clinical development, and BG moves another Product against the same Accepted or Viable Target into clinical development (a “Substituted Product”) as a backup to the failed

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Product, then clinical milestone payments previously paid in connection with the failed Product shall not be due on a subsequent Product. Fifty percent (50%) of payments made pursuant to this Section with respect to each subsequent Product directed against the same Accepted or Viable Target after the first such Product (and where such subsequent Product is not a Substituted Product) shall be credited against payments due to GPC pursuant to Section 6.2.

Milestone Event	Payment
[(i) Filing of IND with the FDA (if not rejected)	*	**

(ii) Initiation of Phase II or Phase I/II Clinical Trial	*	**

(iii) Initiation of Phase III Clinical Trial	*	**

(iv) Filing of an NDA with the FDA	*	**

(v) Filing of MAA with the EMEA	*	**

(vi) Filing of drug approval application with MHW	*	**

(vii) Regulatory Approval of Product in U.S.	*	**

(viii) Regulatory Approval of Product in Europe	*	**

(ix) Regulatory Approval of Product in Japan	*	**

For the avoidance of doubt, with respect to the clinical milestones set forth in (ii) and (iii) above, in the event a clinical trial is initiated which is a combination of Phase I Clinical Trial and Phase II Clinical Trial or a Phase II Clinical Trial and a Phase III Clinical Trial, then BG shall pay both applicable milestone payments to GPC. All payments to be made to GPC by BG pursuant to this Section 6.1.7 shall be made within thirty (30) days of receipt of the corresponding invoice by GPC following the achievement of each applicable milestone.

6.1.8 Limitations on Milestone Payments. Notwithstanding anything contained herein, no Research Milestones or Clinical Milestones shall be payable with respect to BG R&D Compounds or BG Validated Targets.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2. Royalties.

6.2.1 Products. In further consideration of the licenses granted herein, BG shall pay to GPC the following royalties on worldwide cumulative annual Net Sales of Products in any calendar year:

Royalty Rate
Net Sales	Products Marketed for ***	Products Marketed for Indications ***
Less than or equal to $100 million	***	***
Greater than $100 million but less than or equal to $250 million	***	***
Greater than $250 million but less than or equal to $500 million	***	***
Greater than $500 million but less than or equal to $1,000 million	***	***
Greater than $1,000 million	***	***

Royalties with respect to each Product shall be paid to GPC on a country-by-country basis for the longer of (a) 10 years from First Commercial Sale of such Product in such country; (b) until there no longer exists a Valid Claim covering the therapeutic agent or active ingredient within such Product (without regard to other Valid Claims covering other aspects of such Product, including, for example, claims covering the formulation, application or synthesis of such Product); or (c) until there no longer exists a Valid Claim of Licensed Patents whose use resulted in the Product. Payments shall be made concurrently with delivery of the quarterly payment report pursuant to Section 7.4. Royalties shall be paid at the applicable marginal rate set forth above with respect to Net Sales in a particular year. Therefore, for example, if cumulative annual Net Sales of a Product marketed for *** were ***, BG would pay to GPC royalties at the rate of ***% of Net Sales up to $100 million ***% of Net Sales above $100 million up to $250 million ***, and ***% of Net Sales above $250 million up to $400 million *** for total royalties due in that year of ***.

6.2.2 Reductions to Royalties. The royalties set forth in Section 6.2.1 shall be reduced as follows:

(i) If BG is required to pay royalties to Third Parties for rights under patents necessary to develop, make or sell Products, it may deduct an amount equal to up to *** of such royalties from the royalties due to GPC under Section 6.2.

(ii) In the event that there exists Significant Generic Competition (as defined below) in a country, the royalty rate that would otherwise be applicable to sales in such country shall be reduced by ***. “Significant Generic Competition” shall occur in a country where (i) there is no Valid Claim covering a Product in such country, (ii) another entity is selling the same product as the Product for the same indication in such country, and (iii) sales by BG of the Product in such country have been negatively impacted in such

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country by more than *** over a one (1) year period by the entry of the generic competitor selling the same Product.

(iii) Notwithstanding the foregoing, in no event shall the applicable royalty in any country be reduced below the greater of (i) *** of the royalty otherwise applicable or (ii) *** of Net Sales. Notwithstanding the foregoing, the minimum royalty rate for Combination Products marketed shall be ***.

ARTICLE 7

General Payment Provisions and Royalty Reports

7.1. Currency. All monies due to GPC hereunder are payable in United States dollars. When Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Products were sold and then converted into equivalent United States funds. The exchange rate will be the average rate between the buying and selling rate as quoted in the Wall Street Journal on the last business day of the reporting period.

7.2. Foreign Legal Restrictions on Payment. If at any time legal restrictions prevent the prompt remittance of part or all payments by BG with respect to any country where a Product is sold, unless prohibited from lawfully doing so, BG shall pay GPC directly from another source of funds for the amount impounded. BG will then pay all future royalties due to the other from another source of funds so long as the legal restrictions of this section still apply.

7.3. First Commercial Sale. BG also agrees to report to GPC in its immediately subsequent progress and royalty report the date of First Commercial Sale of a Product in each country.

7.4. Quarterly Payment Reports. After the First Commercial Sale of a Product anywhere in the world, BG shall make quarterly payment reports to GPC on or before the first day of March, June, September and December of each year for the preceding calendar quarter. Each report shall cover the most recently completed calendar quarter and shall show (a) the gross sales and Net Sales of Products sold during the most recently completed calendar quarter; (b) the number of each type of Products sold; (c) the royalties, in U.S. dollars, payable with respect to the sales; (d) the method used to calculate the payments owed to GPC; and (e) the exchange rates used. If no sales of Products are made during any reporting period, a statement to this effect is required.

7.5. Interest on Late Payments. BG will be in default with respect to payment, without receipt of a reminder from GPC, for all payments not paid timely. In case of default with respect to payment, any amount not paid timely shall bear interest from its due date through the date of effective receipt of payment at the rate of 4% over the prime rate published in the eastern edition of The Wall Street Journal on the date such payment was due or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.

7.6. Taxes. All prices under this Agreement (royalties and other prices) are net prices. Any payment under this Agreement shall be made plus value added tax, if value added tax is levied under applicable law. Fees of any nature levied or incurred on account of any payments

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from BG to GPC accruing under this Agreement, by national, state or local governments, will be assumed and paid by BG.

ARTICLE 8

Books and Records

8.1. Accounting and Internal Controls. GPC and BG shall maintain accounts in accordance with good business practices and, specifically, shall (a) maintain full and accurate books, records and accounts which shall, in reasonable detail, accurately and fairly reflect all transactions related to this Agreement as far as reasonably necessary in order to determine the respective other Party’s claims thereunder (the “Transactions”); such books and records shall include a reasonable supporting documentation which may be necessary in particular for purposes of evidencing the Net Sales with respect to Products for which a royalty is due; and (b) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) Transactions are executed in accordance with general or specific authorisations, and (ii) Transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and as otherwise required to comply with all tax statutes, and to maintain accountability for assets.

8.2. Records and Audits. Each Party’s books of account and reasonable supporting documentation shall be kept at each Party’s principal place of business and shall be open at all reasonable times, for a minimum of five (5) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter if reasonably available), to the inspection, to the extent reasonably required for verifying a Party’s claims against the other Party hereunder, by an independent certified public accountant or auditor retained by the auditing Party and acceptable to the other Party (e.g., KPMG) for the purpose of verifying the other Party’s statements with respect to, e.g., Net Sales of Products for which a Royalty is due, or the other Party’s compliance in other material respects with this Agreement provided, however, that such an audit shall not be conducted more frequently than once during a calendar year. In the event that any such audit discloses any deviation, the related balance shall promptly be settled. Further, if any such audit discloses deviations exceeding five percent (5%) or more for any calendar year, then the Party whose statement was incorrect shall promptly pay the reasonable costs of such audit after receipt of the auditing Party’s bill/invoice for such audit.

ARTICLE 9

Representations and Warranties

9.1. Representations, Warrants and Covenants of GPC. GPC represents, warrants and covenants to BG as follows:

(a) GPC is a corporation duly organized, validly existing and in good standing under the laws of Germany with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

(b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of GPC;

(c) This Agreement has been duly executed and delivered by GPC and is legal, valid and binding obligation of GPC, enforceable against GPC in accordance with its terms;

(d) The execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of GPC or any agreement, documents, instrument, indenture or other obligation of GPC and, to the best knowledge of GPC, do not conflict with any rights of Third Parties (except as set forth in Exhibit H);

(e) GPC shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any provision of, or derogate or restrict any of the rights and licenses granted to, BG under this Agreement;

(f) GPC represents an warrants that, as of the Effective Date, the GPC Platform has been established, validated and fully functions in GPC’s research facilities and well trained and experienced key personnel is available to perform the transfer of the GPC Platform, the Platform Improvements, the Third Party Technology and the Third Party Technology Improvements; and

(g) GPC represents and warrants that it has carried out a diligent patent search with respect to the GPC Platform and that, as of the Effective Date, to the best of GPC’s knowledge, except as set forth in Exhibit H, use of the GPC Platform and Third Party Technology as contemplated by this Agreement will not infringe or conflict with any issued Third Party patent. If GPC becomes aware of information to indicate that the GPC Platform may infringe or conflict with any issued Third Party patent, GPC will give immediate notice to BG. If the practicing of the GPC Platform is determined by a court of competent jurisdiction in an unappealed or unappealable decision to in fact infringe or conflict with any issued Third Party patent, GPC shall provide BG access to such part of its technology which is substantially equivalent to that part of the GPC Technology which conflicts with such Third Party patent rights, if such technology exists and is, at the time, Controlled by GPC. If such technology is not available or, at the time, Controlled by GPC, the Parties will then decide on a case by case basis whether and/or how GPC shall, to the extent feasible, design around the Third Party(ies’) blocking rights and/or whether to acquire a license. For a period of twenty-four (24) months after the Effective Date, BG may offset fifty percent (50%) of any costs reasonably incurred by BG as a result of any such infringement or conflict with any issued Third Party patent against payments due GPC under Section 6.1.2 of this Agreement; provided, however, that with respect to each payment due, BG may not offset such payment by more than fifty percent (50%) of the amount of such payment.

9.2. Representations, Warranties and covenants of BG. BG represents, warrants and covenants to GPC as follows:

(a) BG is a corporation duly organized, validly existing and in good standing under the laws of Germany with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

(b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of BG;

(c) This Agreement has been duly executed and delivered by BG and is a legal, valid and binding obligation of BG, enforceable against BG in accordance with its terms;

(d) The execution, delivery and performance of this Agreement do not and will not conflict or contravene any provision of the charter documents or by-laws of BG or any agreement, document, instrument, indenture or other obligation of BG; and

(e) BG shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any provision of this Agreement.

ARTICLE 10

Confidential Information and Publications

10.1. Non-disclosure Obligations. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of ten (10) years thereafter, both Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement Information and data received from the other Party or created, discovered or conceived by the other Party in connection with the Collaboration hereunder (“Confidential Information”).

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information of the other Party that it is otherwise obligated under this Section not to disclose to its Affiliates, licensees, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree in writing to keep such Confidential Information confidential under appropriate confidentiality agreements. The term Confidential Information shall not include any information that (i) is or becomes published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such information or its licensees or sublicensees in contravention of this Agreement; (ii) is disclosed to the receiving Party or its licensees or sublicensees by a Third Party, provided that such information was not obtained by such Third Party directly or indirectly from the other Party in confidence; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its licensees or sublicensees, provided that such information was not obtained directly or indirectly from the other Party in confidence; or (iv) can be shown by written documents to have been independently developed by the receiving Party or its licensees or sublicensees without breach of any of the provisions of this Agreement.

In the event the Confidential Information of the disclosing Party is required to be disclosed by the recipient pursuant to a legal, judicial, or administrative procedure, as required by law, the recipient may make the disclosure provided that the Party being required to disclose such Confidential Information gives the Party owning the Confidential Information notice of the proposed disclosure with sufficient time to seek relief and that such disclosure, if made, is made so as to minimize the disclosure at such time and to maximize the protection of the information from further disclosure.

10.2. Terms of this Agreement/Use of Name. Except as required by applicable law or regulation, neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of the other Party, except that either Party may disclose the existence of the Collaboration. BG agrees that GPC may disclose under a corresponding confidentiality obligation of such Third Party, a copy of this Agreement to any Third Party from whom GPC has licensed technology that GPC is sublicensing to BG under this Agreement if necessary and only to the extent to fulfill GPC’s obligations under GPC’s agreement with such Third Party. Except as set forth in the previous sentence, each of GPC and BG agrees not to disclose any terms or conditions of this Agreement to any other Third Party without the prior written consent of the other Party, except as required by applicable law or to a Third Party with whom GPC or BG has entered into or proposes to enter into a business relationship related to the subject matter hereof or to a Third Party with whom GPC or BG is in due diligence relating to a merger or an acquisition or a financing, and provided that such Third Parties are subject to appropriate confidentiality agreements. Notwithstanding the foregoing, GPC and BG agree to publish a mutually agreeable press release within five (5) days of signing this Agreement to describe this transaction. GPC and BG may disclose such information in an unmodified manner from time to time, without the other Party’s consent.

10.3. Publications. GPC and BG each acknowledge the other Party’s interest in publishing certain of the results of the Collaboration to obtain recognition within the scientific community and to advance the state of scientific knowledge. Further, BG acknowledges that GPC can use results obtained before and during the Collaboration for corporate presentations; however, only to such extent that all references to Targets or Compounds identified will not be disclosed. Each Party also recognizes the mutual interest in obtaining valid patent protection. Consequently, either Party, or its employees, wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed as part of the Collaboration (the “Publishing Party”) shall transmit to the other Party (the “Reviewing Party”) a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an abstract of such oral disclosure at least fourteen (14) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for accuracy and/or patent reasons or (b) to request a delay in or, if mutually agreed to in writing by the Parties, abandonment of publication or presentation in order to protect patentable information until filing of patent applications or publications of patent applications to maintain trade secrets.

If the Reviewing Party requests such a delay or abandonment, the Publishing Party shall delay submission or presentation of the publication for a period determined by mutual written consent of the Parties, or abandon such submission or publication if agreed to in writing by the Parties, to enable patent applications protecting each Party’s rights in such information to be filed or published or to protect trade secrets. Additionally, no Confidential Information of the Reviewing Party, other than work performed as part of Collaboration, shall be disclosed in any such publication without the prior written consent of the Reviewing Party which consent may be granted or withheld in the Reviewing Party’s sole discretion. Absent such consent, the Publishing Party shall delete such Confidential Information of the Reviewing Party from the publication.

ARTICLE 11

Ownership of Intellectual Property; Patent Prosecution

11.1. Ownership. The ownership of all intellectual property rights developed by or on behalf of a Party, or the Parties, hereunder shall be as set forth in this Section 11.1.

11.1.1 BG Non-Program Inventions. Subject to Sections 11.1.3, 11.1.4 and 3.3.4, all right, title and interest in BG Non-Program Inventions shall be owned by BG.

11.1.2 Program Inventions. Subject to Sections 11.1.3, 11.1.4 and 3.3.4, all right, title and interest in all BG Inventions shall be owned by BG. All right, title and interest in all GPC Inventions shall be owned by GPC. Subject to Sections 11.1.3, 11.1.4 and 3.2.2 and 3.3.4, all right, title and interest in all Joint Inventions shall be owned jointly by BG and GPC and each shall have the right to grant sublicenses with respect to such Joint Inventions without the consent of the other Party except to the extent either BG or GPC is licensed exclusive rights to such Joint Inventions under this Agreement.

11.1.3 BG Platform Improvements and BG Third Party Technology Improvements. All right, title and interest in all BG Platform Improvements and BG Third Party Technology Improvements shall be owned by GPC.

11.1.4 BG Compounds and BG Targets. The Parties agree that GPC shall not acquire any right, title or interest in or to any BG Compounds or BG Targets that are used or tested during the Collaboration, by virtue of the Genomics Center’s or BG’s research use of the GPC Platform or Third Party Technology, including the GPC Platform Improvements and Third Party Technology Improvements. If BG claims that any compound or target derived from a Collaborative Research Program constitutes a BG Compound or BG Target, BG shall reasonably demonstrate to GPC that such compound or target is a BG Compound or BG Target. GPC may engage an external independent auditor reasonably acceptable to BG, at GPC’s expense, to verify whether such compound or target constitutes a BG Compound or BG Target.

11.1.5 Further Assurances. Each Party shall execute irrevocable assignments of such right, title and interest in and to any discoveries or inventions to the other Party pursuant to the allocations as set forth in this Section 11.1 as reasonably necessary to vest in the other Party all right, title and interest in such discoveries or inventions as set forth in this Section 11.1 and shall take all other actions as may reasonably be requested by the other Party to effect such assignments. Each Party shall reimburse the other Party for any reasonable out-of-pocket expenses in connection with any execution of assignment or any other actions reasonably requested by such Party.

11.2. GPC Patents. GPC shall have the right but not the obligation to prepare, file, prosecute and maintain the GPC Patents in countries of its choice throughout the world, for which it shall bear all costs. If GPC elects not to file, maintain or prosecute any patent or patent application included in the GPC Patents (to the extent they claim Accepted Targets in the Field licensed to BG pursuant to Section 3.1.1), it shall promptly notify BG of its intention. BG shall have the right, exercisable during a term of three (3) months following receipt of GPC’s notification, to have GPC assign such patent or patent application to BG. If BG elects to exercise such right, GPC shall assign such patent or patent application to BG without undue delay and BG shall reimburse GPC for fifty percent (50%) of all reasonable costs actually incurred by GPC relating to the filing, prosecution and maintenance of such patents or patent applications prior to the date of such assignment.

11.3. Collaboration Patents. GPC shall have the right but not the obligation to prepare, file, prosecute and maintain the Collaboration Patents, in countries of its choice throughout the world. Such filing shall be in the name of GPC and BG. If GPC elects not to file, maintain or prosecute any such patent or patent application included in the Collaboration Patents in any country or countries, it shall promptly notify BG and, if BG desires to file, maintain or prosecute such patent or patent application, it may do so in the name of BG and GPC. All costs with respect to the filing and maintenance of patents and patent applications pursuant to this Section 11.3 shall be borne equally by the Parties, except that, if either Party notifies the other that it does not wish to file, prosecute, maintain or bear its portion of such costs in any country or countries or fails to pay such costs in any country or countries, then such Party shall assign all of its right, title and interest with respect to the patent or patent application which the other party does not wish to file, prosecute, maintain or bear its portion of such costs, or for which such costs will not be paid to the other Party.

11.4. BG Intellectual Property. BG shall have the right but not the obligation to prepare, file, prosecute and maintain patent applications and patents, continuations, continuations-in-part, divisions, reissues, additions, renewals, or extension thereof included in the BG Intellectual Property, in countries of its choice throughout the world, for which it shall bear all costs. If and to the extent BG elects not to file, maintain or prosecute, or abandon any patent or patent application included in the BG Intellectual Property which is licensed to GPC pursuant to Section 3.3.3, 4.2 or 15.3.3(c) in any country to which such license pertains, it shall promptly notify GPC in writing of its intention. GPC shall have the right, exercisable during a term of three (3) months following receipt of BG’s notification, to have BG assign the BG Intellectual Property concerned to GPC. If GPC elects to exercise such right, BG shall assign such BG Intellectual Property to GPC without undue delay and GPC shall be obliged to reimburse BG for fifty percent (50%) of all reasonable costs actually incurred by BG relating to the filing, prosecution and maintenance of such patents or patent applications prior to the date of such assignment. In the event that GPC elects to notify BG that it does not intend to exercise the rights granted under this Section 11.4, or that GPC does not respond to BG’s notification within the time period specified hereinabove, BG shall be free to abandon the BG Intellectual Property concerned, with respect to the country concerned.

11.5. Cooperation of Employees. Each Party represents and agrees to claim the unlimited use of any Invention made in connection with or under this Agreement by its employees under German employment contract or other German persons (e.g., independent contractors) acting on its behalf. To the extent the German Statute on Employee’s Inventions is not applicable, the Parties are obligated to ensure that the employee-inventor or independent contractor-inventor involved will assign the rights to any Invention to the Party entitled to the Invention under this Agreement. The Party which can claim the use of the employee’s or other person’s Invention under this Agreement shall pay any royalty payable to the employee or other person.

ARTICLE 12

Patent Infringement

12.1. Infringement by Third Parties of GPC Patents.

12.1.1 If either BG or GPC becomes aware of an infringement of any GPC Patents included in the Licensed Patents within the Field, it shall give prompt notice thereof to the other Party. GPC shall use Commercially Reasonable Efforts to obtain a discontinuance of such infringement or bring suit against the Third Party infringer within three (3) months from the date of notice. GPC shall bear the expenses of any suit or other legal action brought by it. BG shall have the right prior to commencement of the trial, suit or action taken by GPC to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that BG has not joined the suit or action, BG will reasonably cooperate with GPC and shall have the right to consult with GPC and be represented by counsel, at its own expense. Any recovery or damages derived from a suit or action in which BG has joined and shared costs shall be used first to reimburse each Party’s documented out-of-pocket legal expenses with any remainder shared equally between the Parties. Any recovery or damages derived from a suit or action in which BG has not joined shall be retained by GPC.

12.1.2 If after the expiration of the three (3) month period GPC has not commenced or, if commenced, is not actively pursuing, legal action against an infringer, BG shall have the right, but not the obligation, to bring suit against such an infringer under the GPC Patents within the Field and join GPC as a party plaintiff; provided, however, that BG shall bear all expenses of such suit. GPC shall have the right prior to commencement of the trial, suit or action taken by BG, to join any such suit or action, and in such event pay one-half the costs of such suit or action. No settlement, consent judgment or other voluntary final disposition of the suit or action may be entered into without the consent of GPC. In the event that GPC has not joined the suit or action, GPC will reasonably cooperate with BG and shall have the right to consult with BG and be represented by counsel, at its own expense. Any recovery or damages derived from a suit or action in which GPC has joined and shared costs shall be used first to reimburse each Party’s documented out-of-pocket legal expenses with any remainder shared equally between the Parties. Any recovery or damages derived from a suit or action in which GPC has not joined shall be retained by BG; provided, however, that such recovery or damages, after reimbursement of BG’s documented out of pocket legal expenses, shall be treated as Net Sales of Products.

12.2. Infringement by Third Parties of BG Intellectual Property and/or Collaboration Patents.

12.2.1 If either BG or GPC becomes aware of an infringement of any patent rights included within the BG Intellectual Property (to the extent that GPC is a licensee of BG Intellectual Property hereunder) and/or the Collaboration Patents included in the Licensed Patents, it shall give prompt notice thereof to the other Party. BG shall have the right but not the obligation to obtain a discontinuance of such infringement or bring suit against the Third Party infringer within three (3) months from the date of notice. BG shall bear the expenses of any suit or other legal action brought by it. GPC shall have the right prior to commencement of the trial, suit or action taken by BG to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that GPC has not joined the suit or action, GPC will reasonably cooperate with BG and shall have the right to consult with BG and be represented by counsel, at its own expense. Any recovery or damages derived from a suit or action in which GPC has joined and shared costs shall be used first to reimburse each Party’s documented out-of-pocket legal expenses with any remainder shared equally between the Parties. Any recovery or damages derived from a suit or action in which GPC has not joined shall be retained by BG; provided, however, that such recovery or damages, after reimbursement of BG’s documented out of pocket legal expenses, shall be treated as Net Sales of Products.

12.2.2 If after the expiration of the three (3) month period BG has not commenced or, if commenced, is not actively pursuing, legal action against an infringer, GPC shall have the right, but not the obligation, to bring suit against such an infringer under any patent rights included within the BG Intellectual Property and/or the Collaboration Patents included in the Licensed Patents, and join BG as a party plaintiff; provided, however, that GPC shall bear all expenses of such suit. BG shall have the right, prior to commencement of the trial, suit or action taken by GPC, to join any such suit or action, and in such event pay one-half the costs of such suit or action. No settlement, consent judgment or other voluntary final disposition of the suit or action may be entered into without the consent of BG. In the event that BG has not joined the suit or action, BG will reasonably cooperate with GPC and shall have the right to consult with GPC and be represented by counsel, at its own expense. Any recovery or damages derived from a suit or action in which BG has joined and shared costs shall be used first to reimburse each Party’s documented out-of-pocket legal expenses with any remainder shared equally between the Parties. Any recovery or damages derived from a suit or action in which BG has not joined shall be retained by GPC.

12.3. Infringement Actions against BG. In the event that any action, suit or proceeding is brought against, or written notice or threat thereof is provided to, BG alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with BG’s practice of Licensed Patents (to the extent such action, suit or proceeding specifically relates to claims included in such Licensed Patents, an “Infringement Suit”) or the GPC Platform, BG shall have the right to defend at its own expense such action; provided, however, that BG shall not settle any suit in a manner that would adversely affect GPC’s rights to its intellectual property or require the payment in settlement of any loss, claim, damage, liability or action without the prior written consent of GPC, which consent shall not be unreasonably withheld. GPC agrees to cooperate with BG, at BG’s expense, in connection with an Infringement Suit. In the event of an Infringement Suit, BG may elect to have GPC assume, at GPC’s expense, the defense and the damages, if any, resulting from such Infringement Suit to the extent such Infringement Suit relates to GPC Patents, including without limitation royalty payments required to be made by BG to any Third Party as a result of an Infringement Suit. If BG desires to make the election described in the preceding sentence, it shall promptly notify GPC of the nature of the Infringement Suit and the identity of the other party to the Infringement Suit. In such event, GPC shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that BG shall have the right to retain its own counsel, with the fees and expenses to be paid by BG, if representation of BG by the counsel retained by GPC would be inappropriate due to actual or potential differing interests between BG and any other party represented by such counsel in such proceedings. The failure to deliver notice to GPC within a reasonable time after the commencement of any such action, if and only to the extent the delay is prejudicial to its ability to defend such action, shall relieve GPC of any liability to BG under this Section. BG, its employees and agents, shall cooperate fully with GPC and its legal representatives in the investigation of any action, claim or liability covered by this Section.

ARTICLE 13

Disclaimer of Warranties; Consequential Damages

13.1. Except as expressly set forth in Section 9.1, nothing in this Agreement shall be construed as a representation made or warranty by GPC that any patents will issue based on pending applications licensed hereunder, or that any such licensed patents which do issue will be valid, or that the practice by BG of any license or sublicense granted hereunder, or that the use of any technology licensed or sublicensed hereunder, will not infringe the patent or proprietary rights of any other person. In addition, except as expressly set forth in Section 9.1, BG acknowledges that ALL TECHNOLOGY LICENSED OR SUBLICENSED HEREUNDER IS LICENSED OR SUBLICENSED AS IS, AND GPC EXPRESSLY DISCLAIMS, AND BG HEREBY WAIVES, RELEASES AND RENOUNCES, ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH TECHNOLOGY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.2. EXCEPT PURSUANT TO ARTICLE 14, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

ARTICLE 14

Indemnification

14.1 BG shall indemnify, hold harmless and defend GPC, its successors and assigns, and the directors, officers, employees and agents thereof (the “GPC Indemnitees”) from and against any and all Claims incurred by or asserted against any such GPC Indemnitee by a Third Party arising out of the development, manufacture, use or commercialization of Products and Targets by BG, its Affiliates, licensees and sublicensees, except Claims arising out of the gross negligence or willful misconduct of GPC. GPC shall promptly notify BG of any Claim with respect to which indemnification is sought, upon becoming aware thereof. BG shall have the right to defend against such Claim, with counsel chosen by it and reasonably acceptable to the GPC Indemnitee(s). No GPC Indemnitee shall enter into, or permit, any settlement of any such Claim without the express written consent of BG, which consent shall not be unreasonably withheld or delayed. A GPC Indemnitee may, at its option and expense, have its own counsel participate in any proceeding and will cooperate with the indemnifying party or its insurer in the disposition of any such matter.

14.2 GPC shall indemnify, hold harmless and defend BG, its successors and assigns, and the directors, officers, employees and agents thereof (the “BG Indemnitees”) from and against any and all Claims incurred by or asserted against any such BG Indemnitee by a Third Party arising out of the development, manufacture, use or commercialization of Reverted Targets, GPC Elected Targets, or upon a Return Event, Accepted Targets, Project Candidates or Products by GPC, its Affiliates, licensees and sublicensees, except Claims arising out of the gross negligence or willful misconduct of BG. BG shall promptly notify GPC of any Claim with respect to which indemnification is sought, upon becoming aware thereof. GPC shall have the right to defend against such Claim, with counsel chosen by it and reasonably acceptable to the BG Indemnitee(s). No BG Indemnitee shall enter into, or permit, any settlement of any such Claim without the express written consent of GPC, which consent shall not be unreasonably withheld or delayed. A BG Indemnitee may, at its option and expense, have its own counsel participate in any proceeding and will cooperate with the indemnifying party or its insurer in the disposition of any such matter.

ARTICLE 15

Term and Termination

15.1. Expiration of this Agreement. Unless terminated earlier pursuant to Section 15.2, this Agreement shall expire and the licenses and rights granted by GPC to BG and by BG to GPC hereunder shall become fully paid and royalty-free, on a country-by-country basis, in accordance with Section 6.2.

15.2. Termination of this Agreement. This Agreement may be terminated in the following circumstances:

15.2.1 Material Breach. By one Party upon written notice to the other Party by reason of a material breach by the other Party not described in Section 15.2.2 that (i) the breaching Party fails to remedy within ninety (90) days after written notice thereof by the non-breaching Party or (ii) if such breach is not susceptible to cure within 90 days of the receipt or written notice of the breach, the breaching Party is not diligently pursuing, and does not continue to diligently pursue, a cure within such 90-day period; provided, however, that (a) in the event of a material breach by BG of any section of this Agreement relating exclusively to the Collaboration, GPC may terminate only the sections of the Agreement relating exclusively to the Collaboration and the remainder of the Agreement will continue in full force and effect and (b) in the event of a material breach by BG of any section of this Agreement not exclusively related to the Collaboration, GPC may terminate the Agreement in its entirety. Notwithstanding the foregoing, if such breach, by its nature, is incurable, the non-breaching party may terminate this Agreement with thirty (30) days’ prior written notice unless the other party has initiated dispute resolution under Article 16 during such thirty (30) day period. The Parties shall use reasonable efforts to work together to cure any breach, the breaching Party being obliged to cover reasonable costs and expenses incurred by the non-breaching Party in connection therewith. In the event of a dispute by one Party in good faith concerning whether a material breach has occurred, the 90-day cure period specified above shall be suspended during the period such dispute is pending resolution pursuant to Section 16.2 hereof and continuing until the resolution of such dispute.

15.2.2 Failure to Pay. By GPC, if BG fails to make any payment to GPC hereunder within thirty (30) days after such payment becomes payable, and, in any such case, such failure is not remedied within thirty (30) days after written notice thereof from GPC; provided, however, that if such payment relates to a payment due with respect to a particular

Product, Project Candidate, Accepted Target, Viable Target or Catalogue Target in lieu of termination of this Agreement all licenses and rights granted to BG hereunder relating to such Product, Project Candidate, Accepted Target, Viable Target or Catalogue Target shall terminate, and BG will immediately cease to use such Accepted Target, Viable Target or Catalogue Target or cease to manufacture and sell such Products (except as provided in Section 15.3.4). In the event of a dispute by one Party in good faith concerning whether a failure to pay has occurred, the 30-day cure period specified above shall be suspended during the period such dispute is pending resolution pursuant to Section 16.2 hereof and continuing until the resolution of such dispute.

15.2.3 Bankruptcy. By either Party upon bankruptcy, insolvency, dissolution or winding up of the other Party.

15.2.4 Change of Control of GPC. In the event of a Change of Control of GPC, BG may terminate (i) this Agreement in its entirety or (ii) the sections of this Agreement relating exclusively to the Collaboration, in either case by giving GPC three (3) months’ prior written notice not later than three (3) months after BG’s receipt of written notice from GPC that a Change of Control has occurred and containing reasonable detail relating to such Change of Control. A “Change of Control” of GPC will be deemed to occur if there is a sale of all or substantially all of the stock or assets of GPC to a Direct Competitor or if GPC merges or consolidates with a Direct Competitor. A “Direct Competitor” of BG shall mean any pharmaceutical company with a market capitalization greater than or equal to that of Altana AG engaged in research and development and the commercialization of one or more products in the therapeutic areas in which BG is then active.

15.3. Effect of Expiration or Termination of This Agreement.

15.3.1 Existing Obligations. Expiration pursuant to Section 15.1 or termination pursuant to Section 15.2 of this Agreement for any reason shall not relieve either Party of any obligation that accrued prior to such expiration or termination.

15.3.2 Survival. The provisions of Articles 3, 8, 10, 11, 13, 14, 15, 16 and 17, as well as any other provision required by law to survive, shall survive the expiration pursuant to Section 15.1 or termination pursuant to Section 15.2 of this Agreement.

15.3.3 Effect of Termination.

(a) For Material Breach by GPC. In the event of termination of this Agreement by BG pursuant to Section 15.2.1 based on a material breach of Sections 3.1.1 and 3.1.2 of this Agreement by GPC, (i) all licenses and rights granted to BG shall continue and be deemed to be fully paid up, (ii) the licenses and rights granted to GPC under Section 3.3 shall terminate, and GPC will immediately cease to manufacture (if applicable) and sell any product based on GPC Elected Targets.

In the event of termination of this Agreement by BG pursuant to Section 15.2.1 based on any material breach of this Agreement other than as described in the preceding sentence, BG may elect to either (A) terminate this Agreement, in which case (i) all licenses and rights granted to BG shall terminate and BG will immediately cease to manufacture and sell Products (except as provided in Section 15.3.4), (ii) the licenses and rights granted to GPC under Section 3.3 shall terminate, and GPC will immediately cease to manufacture (if applicable) and sell any product based on Reverted Targets or GPC Elected Targets, and (iii) BG shall be entitled to claim from GPC all damages which would otherwise be due to BG under law or equity or (B) (i) continue to exercise its rights and obligations under this Agreement and offset the amount of damages and/or costs obtained in a final judgment or award of monetary damages and/or costs against GPC based on GPC’s default against any amounts otherwise due to GPC under Article 5 and 6 and (ii) the licenses and rights granted to GPC under Section 3.3 shall terminate, and GPC will immediately cease to manufacture (if applicable) and sell any product based on Reverted Targets or GPC Elected Targets.

(b) For Material Breach by BG.

(i) Termination of Collaboration. In the event of termination of the Collaboration by GPC pursuant to Section 15.2.1 as the result of a material breach by BG, (A) except or otherwise provided in this Section, all Sections of this Agreement exclusively related to the Collaboration will terminate, including, without limitation, Sections 2.4 and 3.1, (B) all licenses and rights of intellectual property granted to GPC hereunder shall survive and shall become exclusive worldwide without any restrictions on sublicensing, (C) GPC shall have a worldwide, exclusive right and license to make, use, sell and import Products under, and otherwise to practice, any and all Joint Inventions, Collaboration Patents and BG Intellectual Property relating thereto (however, with respect to trademarks Controlled by BG or its Affiliates such license shall be subject to the restrictions referred to in Section 15.3.5 second sub-paragraph), which license shall be royalty free in the event of a breach by BG of its obligations under Articles 5 and 6 and otherwise royalty bearing on the same terms as described in Section 6.2 and (D) GPC shall be entitled to use all BG Confidential Information disclosed hereunder and related to Targets and Products as though it were GPC Confidential Information. Additionally, if such termination occurs during the Collaboration Term, or any extension thereof, BG shall immediately pay to GPC the full amount of each of the Reimbursement, Annual License and Annual Technology Transfer Fees and FTE funding for the years of the Collaboration Term which would have otherwise been remaining, and GPC shall be relieved of all of its FTE obligations following such termination.

(ii) Termination of Entire Agreement. In the event of termination of this Agreement in its entirety by GPC pursuant to Section 15.2.1 as the result of a material breach by BG, (A) all licenses and rights granted to BG hereunder shall terminate, and BG will immediately cease to use Targets (other than BG Validated Targets) and cease to manufacture and sell all Products (except as provided in Section 15.3.4), (B) all licenses and rights of intellectual property granted to GPC hereunder shall survive and shall become exclusive worldwide without any restrictions on sublicensing, (C) GPC shall have a worldwide, exclusive right and license to make, use, sell and import Products under, and otherwise to practice, any and all Joint Inventions, Collaboration Patents and BG Intellectual Property relating thereto (however, with respect to trademarks Controlled by BG or its Affiliates such license shall be subject to the restrictions referred to in Section 15.3.5 second sub-paragraph), which license shall be royalty free in the event of a breach by BG of its obligations under Articles 5 and 6 and otherwise royalty bearing on the same terms as described in Section 6.2 and (D) GPC shall be entitled to use all BG Confidential Information disclosed hereunder and related to Targets (other than BG Validated Targets) and Products as though it were GPC Confidential Information. Additionally, if such termination occurs during the Collaboration Term, or any extension thereof, BG shall immediately pay to GPC the full amount of each of theReimbursement, Annual License and Annual Technology Transfer Fees and FTE funding for the years of the Collaboration Term which would have otherwise been remaining, and GPC shall be relieved of all of its FTE obligations following such termination.

(c) For Failure to Pay by BG. In the event of termination of this Agreement in its entirety by GPC pursuant to Section 15.2.2 as the result of a failure to pay by BG, (A) all licenses and rights granted to BG hereunder shall terminate, and BG will immediately cease to use Targets (other than BG Validated Targets) and cease to manufacture and sell all Products (except as provided in Section 15.3.4), (B) all licenses and rights of intellectual property granted to GPC hereunder shall survive and shall become exclusive worldwide without any restrictions on sublicensing, (C) GPC shall have a worldwide, exclusive right and license to make, use, sell and import Products under, and otherwise to practice, any and all Joint Inventions, Collaboration Patents and BG Intellectual Property relating thereto (however, with respect to trademarks Controlled by BG or its Affiliates such license shall be subject to the restrictions referred to in Section 15.3.5 second sub-paragraph), which license shall be royalty free in the event of a breach by BG of its obligations under Articles 5 and 6 and otherwise royalty bearing on the same terms as described in Section 6.2 and (D) GPC shall be entitled to use all BG Confidential Information disclosed hereunder and related to Targets (other than BG Validated Targets) and Products as though it were GPC Confidential Information. Additionally, if such termination occurs during the Collaboration Term, or any extension thereof, BG shall immediately pay to GPC the full amount of each of the Reimbursement, Annual License and Annual Technology Transfer Fees and FTE funding for the years of the Collaboration Term which would have otherwise been remaining, and GPC shall be relieved of all of its FTE obligations following such termination.

(d) For Bankruptcy. In the event of termination of this Agreement by BG according to Section 15.2.3, BG may elect to (A) terminate all licenses and rights granted to BG, in which case BG will immediately cease to manufacture and sell Products and shall no longer be obligated to pay royalties or any further payments to GPC or any other party hereunder, or (B) allow this Agreement to continue, in which case all licenses and rights granted to BG hereunder will survive, however, with the obligation to pay royalties and any further payments to GPC or parties to be nominated provided that BG shall be entitled to terminate with immediate effect (i) the Collaboration and the corresponding payment obligations by BG and/or (ii) the transfer of the GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements according to the Transfer Plan and the corresponding payment obligations by BG provided however that such termination shall not affect any rights obtained by and granted to BG under this Agreement with respect to GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements up to such termination.

(e) For Change of Ownership. In the event of termination of this Agreement by BG according to Section 15.2.4, BG may elect to (A) terminate all licenses and rights granted to BG, in which case BG will immediately cease to manufacture and sell Products and shall no longer be obligated to pay royalties or any further payments to GPC or any other party hereunder, or (B) allow this Agreement to continue, in which case all licenses and rights granted to BG hereunder will survive, however, with the obligation to pay royalties and any further payments to GPC or parties to be nominated provided that BG shall be entitled to terminate (i) the Collaboration and the corresponding FTE payment obligations by BG and/or (ii) the transfer of the GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements according to the Transfer Plan and the corresponding payment obligations by BG provided however that such termination shall not affect any rights obtained by and granted to BG under this Agreement with respect to GPC Platform, Platform Improvements, Third Party Technology and Third Party Technology Improvements up to such termination.

15.3.4 Disposition of Inventory of Products. Upon termination of this Agreement, BG is entitled to dispose of all previously made or partially made Products, but no more, within a period of one hundred and twenty (120) days, provided, however, that the sale of the Products is subject to the terms of this Agreement including, but not limited to, paying royalties at the rate and at the time provided and delivery of royalty and progress reports.

15.3.5 Assignment of Rights. In the event of termination of this Agreement under Sections 15.2.2 or 15.2.3, the terminated Party shall, subject to the second sub-paragraph of this Section 15.3.5, take all action reasonably necessary to assign all of its right, title and interest in any trademarks under which the terminated Party shall have marketed products in its territory (or in such country where termination occurred as applicable), together with the goodwill associated therewith, to the terminating Party; and the terminated Party shall, (a) to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to the terminating Party of all regulatory filings and regulatory approvals relating to the Targets and their corresponding Products which are affected by the termination, (b) provide to the terminating Party all amounts of compounds in its possession or control relating to the Targets which are affected by the termination.

BG shall not be under an obligation to assign any trademark Controlled by BG to GPC pursuant to Section 15.3.5 first sub-paragraph or to grant GPC a trademark license pursuant to Section 4.2.2 or pursuant to Section 15.3.3(c) (for the purposes of this sub-section, a “Trademark”) if BG can demonstrate to the reasonable satisfaction of GPC that any such Trademark license or assignment would materially prejudice the business interests of BG or its Affiliates. Without limitation, the business interests of BG or an Affiliate of BG shall be deemed to be materially prejudiced in any of the following events: (i) in case the Trademark is a trade-mark used by BG or an Affiliate of BG in countries other than those in which GPC exercises its rights to commercialize Products granted hereunder, or (ii) in case the Trade-mark is a trademark used by BG or an Affiliate of BG in connection with products other than the Products for which GPC is granted rights hereunder; (iii) in case the Trademark is an umbrella trademark used by Byk or any Affiliate of Byk; (iv) in case the Trademark is a trademark which forms part of the company name of Byk or any Affiliate of Byk.

ARTICLE 16

Dispute Resolution

16.1. Dispute Resolution. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved as follows:

16.1.1 Chief Executive Officers. The dispute shall be promptly referred to the Chief Executive Officers or similar senior executive officers of GPC and BG, who shall meet at a mutually acceptable time and location within thirty (30) days of such notice and attempt to negotiate a settlement.

16.2. Arbitration. If the matter remains unresolved within sixty (60) days after the date of initiating the negotiation by the Chief Executive Officers or similar senior executive officers, or if the Chief Executive Officers or similar senior executive officers fail to meet within thirty (30) days pursuant to Section 16.1.1, then the matter shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) then in effect. The court of arbitration shall consist of three (3) arbitrators; each Party shall nominate one (1) member. The chairman shall be appointed by the President of the ICC. The arbitration shall be held in Munich, Germany, in the English language. The decision of the court of arbitration shall be final and the prevailing Party may enter the arbitral award in any court having jurisdiction.

16.3. Equitable Relief. Notwithstanding the foregoing, each of the Parties shall have the right to apply to any court of competent jurisdiction for preliminary or permanent injunction or other equitable relief.

ARTICLE 17

Miscellaneous

17.1. GPC Account for Payments. GPC’s US Dollar Bank Account for payments to be made by BG under Articles 5 and 6:

Deutsche Bank München, Promenadeplatz 15, 80333 München

Konto Nr. 1990118

BLZ: 700 700 10

SWIFT Code Deutsche Bank München: DEUTDEMM

Kontoinhaber: GPC Biotech AG, München

17.2. Non-Solicitation. During the Establishment Term and for a period of six (6) months thereafter, neither Party nor any Affiliate of such Party, will solicit or hire any individual who has at the time of or at any time since the Effective Date been an employee or consultant of the other Party, assist in such hiring by any other person or entity, or encourage any such employee to terminate his or her relationship with the other Party (unless such individual has voluntarily terminated his or her employment, or the other Party terminated such individual’s employment without cause, greater than one year prior to the first instance of the Party’s conduct described in this Section 17.2); provided, however, that this Section 17.2 will not apply to BG with respect to employees of GPC who are then working in the Genomics Center in the event BG terminates this Agreement in its entirety under Section 15.2.4 as the result of a Change of Control of GPC.

17.3. No Implied Waivers; Rights Cumulative. No failure on the part of GPC or BG to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

17.4. Force Majeure. GPC and BG shall each be excused for any failure or delay in performing any of its respective obligations under this Agreement if such failure or delay is caused by Force Majeure.

17.5. Notices. Any notice or payment required to be given to either Party will be deemed to have been properly given and to be effective upon receipt if (a) delivered in person, by telefax, or overnight courier, or (b) mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as it shall designate by written notice given to the other Party. The failure to provide a copy of any notice to GPC to its counsel as described below shall not affect the validity of such notice hereunder.

In the case of BG:	Byk Gulden Lomberg Chemische Fabrik GmbH Byk-Gulden-Strasse 2 D-78467 Konstanz Germany Attn: Legal Department Fax: +49-7531-84-2982
In the case of GPC:	GPC Biotech AG Fraunhoferstrasse 20 D-82152 Martinsried/Munich Germany Attn: CEO Fax: +49-89-8565-2610
With a copy to:	Ropes & Gray One International Place Boston, Massachusetts 02110 Attn: Marc Rubenstein Fax: (617) 951-7050

17.6. Assignability. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, GPC, BG, and their respective successors and permitted assigns; provided, however, that neither Party may assign or otherwise transfer any of its rights, nor delegate any of its respective obligations hereunder without the written consent of the other Party (which consent shall not be unreasonably withheld), except in connection with any merger, reorganization, or sale of all or substantially all of its assets to which this Agreement relates; and provided further that BG may assign this Agreement in its entirety or the performance of certain rights and obligations deriving thereof to an Affiliate (i.e. Altana Inc.) without GPC’s prior written consent. Any assignment in violation of this Section shall be void.

17.7. Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by GPC or BG therefrom, shall in any event be effective unless the same shall be in writing signed by the Party against whom enforcement is sought.

17.8. Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and construed in accordance with the domestic substantive laws of the Federal Republic of Germany, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

17.9. Severability. All terms contained in this Agreement shall be so construed as not to infringe the provisions of any applicable law, but, if any such terms does infringe any such provision, such term shall be deemed to be void and severable. The Parties undertake to replace invalid terms or fill any gap with valid terms which most closely approximate the intent and economic effect of the invalid terms or, in case of a gap, the Parties’ presumable intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentence, the Parties will renegotiate the terms and conditions of this Agreement in order to resolve any inequities.

17.10. Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

17.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

17.12. Entire Agreement. This Agreement constitutes the entire agreement of GPC and BG with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between GPC and BG with respect to such subject matter are hereby superseded in their entirety.

17.13. No Agency, Partnership or Joint-Venture. Nothing herein shall create, evidence or imply any agency, partnership or joint venture between the Parties and neither Party shall act or describe itself as the agent of the other Party nor shall either Party represent that is has any authority to make commitments on behalf of the other Party, it being also understood that nothing in this Agreement can be construed to contemplate or require BG to have a presence in the United States and that BG intends to undertake all that activity through Altana.

IN WITNESS WHEREOF, the Parties hereby have been caused this Agreement to be duly executed as of the date first above written.

GPC BIOTECH AG

By:	/s/ Elmar Maier	By:	S. Meier-Ewert
Name:	Dr. Elmar Maier	Name:	S. Meier-Ewert
Title:	VP Business Development	Title:	SVP Research
Date:	7.11.2001	Date:	7.11.2001

BYK GULDEN LOMBERG CHEMISCHE FABRIK GMBH

By:	/s/ Radtke	By:	/s/ J. Schneider
Name:	Prof. Radtke	Name:	J. Schneider
Title:	VP R&D	Title:	VP Corporate Dev.
Date:	5.11.2001	Date:	5.11.2001

Exhibit A

Transfer Plan

B i o i n f o r m a t i c s

Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
Space Setup, Phase 1 - Initial Premises
1st floor cable plant installation, network switches installation			x	x
Firewall DMZ1, DMZ2 interfaces, & mail relay configuration			x	x
DMZ NT domain controller & file server installation			x	x
DMZ NFS file server installation			x	x
Space Setup, Phase 2 - Expanded Premises
3rd floor cable plant installation						x
GPC Router and GPC/AGRC mail relay re-configuration							x
Setup & Training of core *** system
*** computer installation, *** installation					x
*** software installation						x
*** workflows installation						x	x
*** Control Software (see Automation timeline)						x	x	x	x	x	x	x
Setup & Training of ***
*** server configuration							x
*** system installation, *** installation							x
*** installation & testing								x
*** installation & configuration								x	x
*** scripts & software installation, configuration & testing									x	x	x
Technology updates															x	x	x	x	x	x	x	x

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
Setup & Training of ***
*** system installation, ***				x
*** installation and configuration				x	x	x
*** software installation ***				x	x	x
*** installation (optional)					x	x
*** on appropriate desktops					x	x
Setup and maintenance of ***
*** installation & configuration				x
Automated updates configuration for ***				x
Automated updates configuration for ***					x	x
Regular addition of automated updates ***				x	x	x	x	x	x	x	x	x	x	x
*** maintenance
Transfer of *** maintenance technology														x
Validation/Implementation of *** tools/methods
Installation of ***				x
Installation of *** tools				x	x
Development of ***				x	x	x	x	x
Validation and Implementation of *** tools								x
Technology updates															x	x	x	x	x	x	x	x
Development & Implementation of ***
Development of ***							x	x	x	x
Implement ***										x	x	x	x	x
Development & Implementation of ***
***						x	x	x
Installation and configuration of ***						x	x	x
*** analysis						x	x	x	x	x	x	x	x	x
Technology updates															x	x	x	x	x	x	x	x

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
Development & Implementation of ***
Development of ***							x	x	x	x
Implement ***										x	x	x	x	x
Development & Implementation of ***

Configuration of ***						x	x	x

Installation of ***						x	x
Technology updates															x	x	x	x	x	x	x	x

B i o l o g y

Technology	Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
		Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
Proteomics
*** Platform
Biology	Training in *** biology			x	x	x	x	x	x
	Handling of *** systems			x	x	x	x
	Screening with ***			x	x	x	x	x	x	x	x
	Exercise of ***				x	x	x
	Exercise of ***				x	x	x
	*** analysis (test phase)						x	x	x
	*** analysis (test phase)						x	x	x
	Data analysis and *** options					x	x	x	x	x	x	x	x	x	x
	Validation of *** biology						x
	Set-up of ***						x	x	x
	Implementation of validated *** biology						x	x	x	x	x
Biology/Robotics Integration	Integration of *** biology and automation							x	x	x	x	x	x
	Training in *** technologies							x	x	x	x	x	x	x
	Implementation of integrated *** platform									x	x	x	x	x	x
	Technology Improvements (Biology & Integration)															x	x	x	x	x	x	x	x

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology	Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
		Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
*** Patform
*** Biology	Training in *** biology			x	x	x	x	x	x
	Handling of ***			x	x	x	x	x
	Screening with ***			x	x	x	x	x
	Exercise of ***						x	x	x
	Exercise of ***						x	x	x
	Validation of *** biology								x
	Set-up of *** lab						x	x	x
	Screening with ***						x	x	x	x	x
	Implementation of validated *** biology							x	x	x	x
Biology/Robotics Integration	Integration of *** biology and automation							x	x	x	x	x	x
	Training in *** technologies							x	x	x	x	x	x	x
	Implementation of integrated *** platform									x	x	x	x	x	x
Mammalian ***	Handling *** systems							x	x	x
	Development of *** systems								x	x	x
	*** analysis of ***									x	x	x
	Application and development of *** systems										x	x	x	X	x
	Validation of *** biology										x
	Scale-up of *** for screening (to be developed)											x	x	X	x
	Technology Improvements (Biology & Integration)															x	x	x	x	x	x	x	x
Genomics Technologies
*** technologies (MCT)	Training in various *** methodologies			x	x	x	x	x	x	x	x
	Construction of ***				x	x	x	x	x	x	x	x	x	X	x
	Validation of LC technologies						x
	Training in *** methodologies						x	x	x	x	x	x	x	x	x
	Validation and Implementation										x

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology	Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
		Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
*** technologies	Integration of ***						x	x	x	x	x
	Implementation of ***										x	x	x	x	x
	Training in *** systems			x	x	x	x	x	x	x	x	x	x	x	x
	Validation and Implementation														x
*** arrays	see robotics/automation module
	Technology Improvements															x	x	x	x	x	x	x	x

A u t o m a t i o n

Technology	Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
		Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
Automation Technology
*** and automation	Training in ***			x	x	x
	Develop specifications for *** systems				x	x
	Order *** systems				x	x
	Delivery (to GPC) *** systems					x	x
	Validation ***							x
	Move (to AGRC) *** systems						x	x
	Validation of ***								x
	Integrated *** automation									x	x	x	x
	Improvements															x	x	x	x	x	x	x	x
*** and ***	*** (initially on GPC equipment)			x	x	x	x	x	x
	Training *** management			x	x	x	x	x	x	x
	Specification *** robot					x	x
	Order *** robot					x	x
	Delivery *** robot (to GPC)						x	x
	Validation (SAT) *** robot								x

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology	Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
		Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
	Move (to AGRC) *** robot							x	x
	*** robot validated for ***									x
	Specification ***					x	x
	Order ***						x
	Installation ***							x	x
	Transfer *** material								x	x
	Validation of ***										x
	Training ***				x	x	x	x	x	x	x
	Training ***				x	x	x	x	x	x	x	x
	Validation of ***												x
	Improvements															x	x	x	x	x	x	x	x
*** array production	Specify *** robot						x	x
	Order *** robot								x
	Delivery (to AGRC) *** robot									x
	Validate (SAT) *** robot										x
	Training *** production (on GPC equipment)					x	x	x	x
	Training ***							x	x	x	x
	Validation ***											x
	Training ***						x	x	x	x	x
	Training ***						x	x	x	x	x
	Training ***							x	x	x	x
	Validation ***												x
	Improvements															x	x	x	x	x	x	x	x
*** array production	Training *** for array production									x	x	x	x	x
	Training *** array production											x	x	x
	Validation *** array production														X
	Improvements															x	x	x	x	x	x	x	x
***	Training ***									x	x	x
	Specify *** system									x
	Order *** system										x

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology	Components	Y2002				Y2003				Y2004				Y2005				Y2006				Y2007
		Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4	Q 1	Q 2	Q 3	Q 4
	Delivery *** system											x
	Training *** unit											x	x
	Validate *** system												x
	Specify *** system									x
	Order *** system										x
	Deliver *** system											x
	Validate *** system												x
	Training on ***													x	x
	Validate (transfer) ***														x
	Improvements															x	x	x	x	x	x	x	x
*** prep from ***	Training on ***				x	x	x	x
	Validated (transfer) ***							x
	Specify *** robot					x
	Order *** robot						x
	Deliver *** robot							x
	Training on automated ***							x	x	x	x
	Training on automated ***							x	x	x	x
	Training on ***								x
	Validate (transfer) ***											x
	Improvements															x	x	x	x	x	x	x	x

Exhibit B

Research Plan

Collaborative Research Programs

1.11.2001

1.	Executive Summary

The implementation of two collaborative research programs is aimed to facilitate a rapid and productive transfer of certain GPC Biotech technology platforms to the Altana Genomic Research Center (AGRC, henceforth called “Center”) in Waltham, MA, USA. The programs are designed to utilize different but also overlapping capabilities (e.g. molecular cloning, robotics/automation and bioinformatics) that cover certain defined technologies in genomics, functional genomics, proteomics, bioinformatics and automation technology. The focus of the projects, although ensuring technology transfer, must reflect the needs of Byk Gulden R & D to support BG’s internal programs. It is anticipated that the collaborative programs span the first 3.5 years of the build up of the Center, and support the development of existing and future drug discovery programs at Byk Gulden - through the identification and validation of novel candidate drug discovery targets.

The programs are designed to a) accelerate the primary technology training phase in therapeutic areas of interest to Byk Gulden, and b) to enable the Center to subsequently explore new programs and applications of the technologies for its internal purposes. Immediately following the primary technology training phase, technology improvements will be transferred to the Center during the Establishment Term.

It is understood that the collaborative programs cover the use and transfer of the GPC technologies, as described in Exhibit A and F. The key collaborative research programs are (i) the *** Research Program and (ii) the *** Program. The projects to be performed under these programs, as briefly outlined below, are considered as proposed projects from the view of November 1, 2001. These projects and additional projects within the two collaborative programs will be updated and agreed upon the parties on a Collaboration Committe level and Joint Steering Committe level, respectively, to take into consideration both the needs of Byk R & D and successful establishment of the Center.

The collaborative research programs span the following areas:

•	Proteomics target discovery based on *** strategies(*** Research Program)

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The large scale sequencing of the human genome is leading to a vast increase in the number and classification of genes, as well as to significant acceleration in the ability to link genes and diseases. Understanding signaling cascades that control normal and pathological process is an essential next step in the functional analysis of the human genome, and the discovery and validation of novel drug discovery targets. Protein-protein interactions constitute a key element in information transfer across signaling pathways. Thus, the mapping of protein-protein interactions identifies not only active components of such signaling pathways, but may also lead to the identification of novel targets for the development of therapeutics that selectively interfere with signaling along specific “wires” of cellular circuitry.

Proteomics *** technologies will be utilized in the collaborative program to support:

•	The discovery of novel signaling pathway components and targets in the field of ***. Starting points for ***are expected to emerge from activities within the ***

•	The discovery of novel components and targets in the field of *** and other therapeutic areas. This includes publicly known genes/proteins or proprietary targets derived from Byk Gulden internal research efforts. Starting points will be selected by the Collaboration Committee of the Center.

•	Functional genomics target discovery (*** Program)

The large scale sequencing of the human genome is leading to a vast increase in the number and classification of genes and their encoded proteins. This provides a new framework for the design of more focused discovery strategies in the future. In the context of proteomics-based target discovery strategies, as described above, these include an acceleration of the discovery and assembly of signaling pathways and, consequently, the discovery and validation of novel candidate drug targets. However, the blueprint of the human genome also provides new inroads to rapidly identify, clone and analyse the function of genes pertaining to various categories of gene families – a select proportion of which encode “drugable targets” in the historical context of pharmaceutical drug discovery. These include various membrane receptors and their ligands, ion channels and multiple enzyme families, which include the *** family of signaling proteins. Bioinformatics-based mining of the human genome for specific sequences characteristic of certain gene families, in conjunction with sophisticated molecular cloning and robotic/automation technologies, should provide an effective means to establish a repository of full length cDNA clones encoding such “drugable targets”. Once such resource is developed, cDNA clones may be utilized in many different ways to explore the biological function of the cloned genes and the development of assays required for many different types of drug discovery programs – irrespective of therapeutic area.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

It is the objective of the “functional genomics target discovery program” to leverage various GPC technology platforms to teach the establishment of such resource repositories for subsequent use in diverse discovery programs to be determined by the Collaboration Committee of the Center at a later stage. More specifically, in the context of the collaborative program GPC technologies will be utilized to support:

•	The cloning and analysis of a significant proportion of *** encoded by the human genome. *** have been shown to be implicated in various types of diseases and represent a most important category of “drugable targets”. The use of the *** resource generated during this collaborative research program will be decided by the Collaboration Committee of the Center at the appropriate time.

•	The possible targeted cloning of gene families other than ***. Priorities will be set by the Collaboration Committee of the Center at the appropriate time.

2.	Research Programs

2.1.	Proteomics Target Discovery & Validation

Key cellular signaling functions are known to take place through a series of induced interactions of proteins. The mapping of protein-protein interactions and their associated cellular signaling pathways, therefore, represent an essential component in the understanding of the function of proteins in normal and pathological processes. An understanding of the interaction of a specific target with its cellular environment is also an essential component of the target validation and prioritization process in drug discovery. Knowledge of the complement of the human genome will further accelerate this kind of broader target validation concept in the future, as well as accelerate the discovery of novel and better candidate drug targets.

To enable Byk to develop and utilize an infrastructure to support more complex target discovery and validation, GPC will transfer several defined proteomics technologies to the Center. These support the large scale analysis of molecular interactions for ***.

2.1.1.	Technologies and Work Flows

The proteomics-based target discovery programs will utilize GPC’s PathCode™ and UbiCode™ integrated technology platforms. These platforms integrate multiple technologies, including:

•	GPC’s Y2H (Yeast two Hybrid) and DEUS (Detection Enhanced Ubiquitin Split System) technologies for protein-protein interaction analysis in yeast and to some extent in mammalian model systems

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	Molecular cloning technologies for the production of complex cDNA libraries for use in protein-protein interaction screening, and the synthesis of full length cDNAs for extended *** and target validation

•	Robotics and automation technologies for the generation of E.coli, yeast and DNA arrays to support integrated work flows and the scale-up of interaction screening

•	Bioinformatics technologies to support array image analysis and integrated data analysis and pathway visualization

The objective is to establish collaborative working groups, which facilitate the transfer (GPC) and acquisistion (Center) of technologies in these different disciplines. The working groups will collaborate to enable early low throughput protein-protein interaction screening with defined entry points (selected baits, see below), as reasonably possible with the allocated headcount. In this first phase of the collaborative programs emphasis will be put primarily on the exercise of the yeast-based interaction screening technologies. In addition, the development and applications of the UbiCode™ technology to mammalian systems will be explored. In the second phase, a coordinated integration of the various technologies occurs, leading to the implementation of the PathCode™ and UbiCode™ platforms within the Center even for high-throughput analyses of protein interactions. This should enable Byk Gulden’s independent uses of the technologies in the mapping of protein networks and signaling pathways.

2.1.2.	Oncology Target Discovery

SLS targets

As outlined previously, the collaborative programs are designed to provide a rapid entry into the primary technology-training phase by utilizing validated application of the technologies in therapeutic areas of interest to Byk Gulden. It is anticipated that interesting new candidate *** genes will be identified through the ***. Targets identified through use of the *** (SLS) under the existing ***, should be suitable entry points for the mapping of signaling pathways linked to such targets. It is possible that the identified targets may not be the optimal drug target in the signal pathway. Thus, mapping signaling pathways associated with the identified targets should provide a broader-based validation of such targets, potentially leading to the discovery of novel mechanisms controlling ***, and the identification of novel drug discovery targets more suitable for the development of therapeutics that ***.

Implementation will involve the cloning of multiple variants of selected baits as well as a number of control baits known to GPC in terms of their interaction patterns, into various GPC’s expression vectors for interaction screening (PathCode™ and UbiCode™). In a first instance cDNA libraries already made by GPC, may be used (to a reasonable extent), followed by the use of custom-made libraries that will be derived

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from the cell model systems used in the primary ***. This should increase the likelihood of identifying targets implicated in mediating the *** phenotype associated with inhibition of the SLS-identified target. Binding partners identified may subsequently be verified with the mammalian UbiCode™ technology. As the mammalian UbiCode™ technology is further developed, multiplexing and/or focused library screening may also become available in mammalian cells (technology updates).

Initial focus on interaction screening efforts using control baits and SLS targets, will ensure the transfer of GPC’s yeast genetics/biology expertise, the handling and transfer of associated reagents, as well as the initial integration of other technology aspects (molecular cloning, production of various array formats, bioinformatics tools).

Non-SLS Targets

In addition to the SLS target program, non-SLS targets of interest to Byk Gulden may be chosen as additional entry points for interaction screening. The general workflow for non-SLS projects is as described above. Non-SLS targets may be selected from proprietary targets which are already in or emerging from internal Byk discovery efforts, namely from *** research programs but also other aereas of Byk, and/or selected from a pool of publicly known targets of special interest for Byk (e.g. genes with relevance for *** etc.).The Collaboration Committee along with the Joint Steering Committee will be responsible for the coordination and prioritization of all targets to be selected for interaction screening within the collaboration programs.

2.2.	Functional Genomics Target Discovery: The *** Program

*** represent a class of enzymes that has been pursued extensively in drug discovery programs in the pharmaceutical industry. The revelation of a previously unknown contingent of *** through the human genome sequencing efforts, promises to lead to the discovery of many more *** drug targets in the future. Furthermore, knowledge of all *** encoded by the human genome will greatly facilitate the development of more specific *** inhibitors in the future. Thus, the cloning of a significant set of human *** promises to accelerate any existing or future *** discovery programs. It is the objective of this program to leverage various GPC technology platforms to achieve the assembly of such a repository of new potential drug targets to enable their subsequent functional analysis and validation as drug discovery targets for any therapeutic area of interest to Byk Gulden. The expertise developed in the context of this program are readily transferable to other categories of candidate drug discovery targets.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.1.	Technologies and Work Flows

The *** program will integrate multiple technology platforms:

•	GPC’s bioinformatics technology platform to support human genome sequence scans, function prediction, design of oligonucleotides, array production and platforms for data analysis and integration

•	Molecular cloning technologies for the cloning of relevant cDNA libraries and cDNAs encoding ***, the generation of various derivatives of such *** for subsequent functional studies such as, for instance, dominant negative variants of *** suitable for biological studies and *** studies (could involve expression studies in yeast) or derivatives suitable for use in drug discovery assays.

•	Robotics and automation technologies to support the generation of arrayed libraries and the archiving of permanent resources of any cloned material (cDNA repository).

The objective is the transfer of such technologies in the context of the *** research program. Integration of such resources into discovery programs relevant to Byk Gulden will be agreed upon by the Collaboration Committee and the Joint Steering Committee sometime during the duration of the collaboration.

Further steps of the proposed *** research program will be coordinated by Joint Steering Committee and the corresponding Collaboration Committee.

3.	Summary

The two collaborative programs, which embrace genomics, proteomics, and automation and bioinformatics technologies, have been designed to facilitate a rational and effective transfer of defined GPC technology platforms to the Byk Gulden Research Center.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

Major Market Countries

USA

Canada

Japan

Germany

France

Great Britain

Italy

Spain

Switzerland

Argentina

Brazil

Mexico

China

Australia

(all aforementioned countries within their boundaries of the Effective Date)

Exhibit D

Optional Platform Technologies

Module 1: Field – Genomics Technologies for Target Discovery

Technologies: ExpressCode™

ExpressCode™ integrates a number of GPC’s automated genomics and bioinformatics capabilities for the array-based analysis of the expression profiles of thousands of genes in parallel. Technologies include robot-assisted DNA array production, large scale PCR technology, complex probe generation & hybridization protocols, as well as various data analysis tools.

Module 2: Field – Proteomics Technologies for Target Discovery

Technologies: ProteoCode™ (Affinity-based protein purification methodologies, 2DGE, MS, bioinformatics)

These technologies pertain to the use of affinity separation methods for the purification of proteins and protein complexes. GPC has developed systems for rapid sequential or parallel purification of specifically tagged proteins generated by overexpression in E.coli. (the same systems should be useful for purification of proteins expressed in different hosts). These high throughput purification technologies are used in the biochemical and functional characterization of proteins and the study of protein-ligand interactions (ligand may be protein or small molecule). Affinity-based purification methods also pertain to the isolation of protein complexes. This may be performed via capturing a protein on a solid support (e.g. via an affinity tag) and the subsequent isolation of any binding protein present in a test sample. Alternatively, this may be performed via capturing preformed cellular complexes, as isolated from lysed cells. Binding proteins are subsequently analyzed by 1 or 2-dimensional gel electrophoresis and mass spectrometry. 2DGE and MS technologies may also be used to study protein expression profiles.

Module 3: Field – Proteomics Array Technologies for Target & Drug Discovery Applications

Technologies: Protein purification methodologies, protein array production, robotics/automation, bioinformatics

Purified proteins (see module 2) may be used to generate protein arrays for various target and drug discovery applications. GPC is developing such technology to allow the screening of *** against an array of *** substrates (*** substrate array technology). Similarly, protein arrays may be used for conceivably numerous other applications, including various types of “receptor-ligand” interaction studies (yet to be tested). The technology integrates GPC’s protein purification technologies, robotics/automation technologies, and bioinformatics capabilities.

Module 4: Field – Proteomics Technologies for Drug-Target Discovery

Technologies: Affinity-based drug-protein purification methodologies, chemistry, 2DGE, MS, bioinformatics

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

These technologies pertain to the use of affinity chromatographic methods for the characterization of the interaction of small molecules with target proteins. GPC is developing methods that integrate protein biochemical separation techniques, the use of specifically engineered small molecules, and protein analytical methods for the characterization of in vitro formed or cellular small molecule-protein interactions and complexes

Module 5: Field – Drug discovery;

Technologies: GPC compound library

GPC’s small molecule library, that integrates approximately 80,000 - 100,000 compounds.

Module 6: Field – Bioinformatics

Technologies: CodeBase™; Image analysis, data analysis, data handling and clustering tools for ExpressCode™

These technologies include (a) a number of software tools for image analysis, data analysis, data query and integration, data handling (LIMS) and data clustering needed for gene expression profiling analyses (such as ExpressCode™), and (b) the GPC database system (CodeBase™) which is currently under development.

Additional Third Party Technology Modules for Sublicensing:

Module 7: Field – MaRX Technology

Technologies: MaRX Technology, as exclusively licensed from Genetica Inc. (as of May 1, 1998), related to inventions generally characterized as complementation screening using modified retroviral MaRX vectors

This technology may potentially be utilized in the *** research program to eventually support the functional analysis of *** family members and determination of their role in the regulation of ***, and the discovery of novel *** targets for the development of novel drug discovery programs.

Module 8: Field – Y3H Technology

Technologies: GPC’s Y3H Technology

This technology represents a chemical proteomics technology platform that may be employed in the analysis of the specificity of small molecule-target interactions. It may potentially be used for the analysis of a) proprietary compounds emerging from internal BG drug discovery efforts (e.g., *** etc.), b) a spectrum of *** (as reference compounds) and their target interaction landscape.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit E

Resource Plan

Estimated Resources (FTEs)	End of 2002		End of 2003		End of 2004		End of 2005		End of April 30, 2007
	GPC	BG	GPC	BG	GPC	BG	GPC	BG	GPC	BG
1) ***	***	***	***	***	***	***	***	***	***	***
2) *** Program	***	***	***	***	***	***	***	***	***	***
3) Molecular Cloning Technologies (MCT)	***	***	***	***	***	***	***	***	***	***
4) Clon./Libr./Cell Cul.	***	***	***	***	***	***	***	***	***	***
5) Robot./Automat./Hybridisation	***	***	***	***	***	***	***	***	***	***
6) Bioinformatics	***	***	***	***	***	***	***	***	***	***
Project Management/Support	***	***	***	***	***	***	***	***	***	***

Subtotal (FTEs)	***	***	***	***	***	***	***	***	***	***

Total FTEs allocated to Center	***		***		***		***		***

•	Beginning on the Effective Date, GPC will provide for the Collaborative Research Programs up to *** FTEs.

•	Note that the BG FTE costs shall not be included in the allocation of costs to the Center (Byk or Altana Inc. payroll). Costs for the sublease and other services to be determined as described in Sublease Agreement and Service Agreement.

•	Not included in this table are a reasonable number of additional BG FTEs which BG might allocate to the Center which are involved in a reasonable number of other programs and/or technologies or which are engaged to support and accelerate the programs listed above.

•	The parties expect the Collaboration Term to finish by 30.4.2005. After this date, BG, in its sole discretion, may allocate FTE resources not involved in the technology transfer to the activities in the Center pursuant to the terms of the Agreement.

The Joint Steering Committee shall adapt the allocation of FTEs on an annual basis depending on the progress and needs of the Collaborative Research Programs and Technology Transfer.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit F

Annual Implementation Milestones

Three Annual Implementation Milestones are listed below for each year of the Establishment Term. In general, implementation of each individual milestone is achieved after validated transfer (as defined by the Transfer Committee) of knowledge, protocols, material, software and a sufficient training to enable BG employees to perform the experiments outlined below independently. A regular update of all materials and protocols intended to be transferred shall be provided during the Establishment Term.

Year 2002

1. Validation of PathCode™ biology – BG employees will be capable of:

•	handling DNA constructs: cloning of 4 different baits & preys (protein pairs previously characterized by GPC as defined by the Transfer Committee) in *** bait vectors and in *** prey vector (e.g. ***), and appropriate negative controls/unrelated preys & baits.

•	handling yeast PathCodeTM strains: ***:

•	Verification of genotype on SD media

•	Long term storage of yeast strains

•	Selection on complete (YPD), minimal (SD), and counter selection media

•	E. coli and yeast transformations

•	expression analysis of bait expression in yeast by Western Blot

•	mating yeast cells

•	Mating ***

•	Mating ***

•	automated picking of yeast cells in microtiter plates and arraying of cells (on a GPC robot)

•	assaying different reporters:***

•	counter selecting plasmids in yeast cells***

•	assaying of defined interactions as mentioned above: *** etc.

•	QC of defined interactions (plasmid rescue from and retransformation into yeast cells)

•	Yeast plasmid PCR

•	Plasmid rescue of *** vectors from yeast colonies

•	Verification of vectors (restriction digest)

•	Retransformation in reporter strains and assay for reporter activation

•	In-vitro validation of interactions by co-precipitation

2. Systems / Network infrastructure setup: Initial Premises

Activities

•	Additional (DMZ1 & DMZ2) firewall interfaces in GPC firewall

•	Separate switches for DMZ2

•	1st floor cabling

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	DMZ system setup

•	*AGRC/GPC Mail Relay

•	DMZ NT Domain Controller & File Server

•	DMZ NFS File Server

Outcomes

•	*Mail between GPC and AGRC is transferred via relay and does not go over the internet

•	AGRC and GPC NT systems can browse the DMZ NT domain

•	AGRC and GPC NT systems can read & write to DMZ NT File Server

•	AGRC and GPC Unix systems can read & write to DMZ NFS File Server

•	GPC systems have no access to AGRC File Servers

•	AGRC systems have no access to GPC File Servers

*indicates	configuration responsibilities shared between GPC and BGCC/Byk IT departments

3. Expanded Premises Delivered – Office and laboratory space as defined in the Sublease available for AGRC occupancy and operations.

Year 2003

1. Validation of UbiCode™ / PathCode™ biology – BG employees will be capable of handling of DNA constructs and yeast strains, E. coli and yeast transformations, assaying defined interaction pairs, and QC of these assays. Milestone is achieved after the following experiments have been performed:

•	Cloning of 3 different *** constructs previously used at GPC (as defined by the Transfer Committee, e.g.***

•	Cloning of 3 different *** constructs previously used at GPC (as defined by the Transfer Committee, e.g. ***

•	Cloning of negative controls/unrelated preys & baits

•	Single and co-transformations of these plasmids into yeast ***

•	Expression analysis of *** reporter constructs

•	Split-ubiquitin assay of test pairs

•	Plasmid rescue of interactors from yeast, verification of plasmids by sequence analysis and restriction digestion

•	Generation of one cDNA library for each system (PathCode™ and UbiCode™)

•	One screen with baits previously tested in each system (as defined by Transfer Committee, for instance, *** for PathCode™, *** for UbiCode™)

•	Validation of interactions by re-transformation and co-precipitation with protein pairs previously characterized by GPC

•	Documentation of screen results in PINS

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2. Fulfillment of all Site Acceptance Tests (SAT) for plate filling/labeling, picking, spotting robotics – All robotic systems will have fulfilled their SAT by this time. An SAT being a set of inspections, specifications and tests agreed between the manufacturer and GPC/BG to test the formal specifications (i.e., engineering) after delivery of custom designed automation.

3. Systems / Network infrastructure setup: Expanded premises

Activities

•	3rd floor cabling

•	DMZ reconfiguration GPC side

•	GPC Router configuration

•	AGRC/GPC Mail Relay reconfiguration

Outcomes

•	Mail between GPC and AGRC is transferred via relay and does not go over the internet

•	AGRC and GPC NT systems can browse the DMZ NT domain

•	AGRC and GPC NT systems can read & write to DMZ NT File Server

•	AGRC and GPC Unix systems can read & write to DMZ NFS File Server

•	GPC systems have no access to AGRC File Servers

•	AGRC systems have no access to GPC File Servers

Year 2004

1. Validation of Path-, UbiCode™ Mammalian UbiCode™ biology – BG employees will be capable of:

•	Repetition of two library screens in yeast, as done in 2003 (as defined by the Transfer Committee) by integrating robotic technology

•	Mammalian UbiCode - mUbiCode™

•	handling of mammalian expression vectors

•	interaction analysis of two defined baits-preys (as defined by the Transfer Committee)

2. Automation & Robotics:

Validation of E. coli library picking and spotting – Filling/picking of 20,000 control clones with < 5% empty wells while maintaining sterility. Create and QC control 3 copies of above plates successfully. Two sets of twelve ‘4x4’ filters of control clones made and processed.

Validation of yeast library picking and spotting – 5,000 control yeast clones picked and 3 x replicated. Twelve ‘3x3’ filters of control yeast clones made, processed or assayed.

Setup & Training of core LIMS/Automation system

Activities

•	Setup and configuration of LIMS system

•	Dell PowerEdge or similar compatible state of the art model, Linux, Oracle, BEA WebLogic

•	Installation of core LIMS software

•	Sample Handling/Plate Management workflow

•	Spotting workflow

•	Installation of LabView robot control modules

•	Spotting module

•	Picking module

Outcomes

•	AGRC Spotting & Picking robots can transfer data to LIMS

•	Robot spotting runs can be configured from LIMS and then run on the robot via spotting pattern files

3. Setup & Training of IDAF/ResultsBase

Activities

•	Setup and configuration of IDAF system/file server

•	Dell PowerEdge (500 GB) or similar compatible state of the art model, Linux

•	Configuration of IDAF (NFS) file system

•	Setup and configuration of Scanner PC

•	Dell PC, with (100 GB), Windows NT/2000 or similar compatible state of the art model

•	Installation of LIMS/Scanner DLL

•	Setup and configuration of SNAP server buffer file system (100 GB)

•	Installation of file migration scripts on IDAF file server

•	Installation of backup and archiving scripts on IDAF file server

•	Setup and configuration of DLT tape drive for archival/backup

•	Installation and configuration of IDAF software on IDAF server

•	Installation of BCE generic module on IDAF file server

•	Setup and configuration of ResultsBase system

•	Dell PowerEdge (100 GB) or similar compatible state of the art model, Linux, Oracle, TopLink, DecisionSite/Spotfire, BEA WebLogic, Jbuilder

•	Installation and configuration of ResultsBase relational database

Outcomes

•	All tests conducted using 10 GPC generated images

•	LIMS/Scanner DLL can communicate with the LIMS to retrieve image names or can generate itself

•	LIMS/Scanner DLL copies each scan once to IDAF system/file server and once to the SNAP server

•	IDAF software can access and route scans on IDAF system/file server

•	BCE can write results into ResultsBase

•	File migration scripts move old files to archive directories

•	IDAF system/file server backups can be restored accurately from tape

Years 2005, 2006 and 2007

Annual Implementation Milestones with complexity similar to those defined above will be agreed by the Joint Steering Committee at the latest during the last quarter of 2004 for the calendar year 2005, and the last quarter of 2005 for the calendar years 2006 and 2007. It is envisioned that there will be three Milestones in each of those years.

Exhibit G

Limitations on Field

Until the Restriction Termination Date (as defined below), BG agrees that the GPC Platform, GPC Platform Improvements, Third Party Technology and Third Party Technology Improvements may not be used for any research or development program relating to human papilloma viruses. The “Restriction Termination Date” shall be the date on which, as a result of the expiration or termination of the Research and License Agreement dated as of December 29, 2000 between GPC and Boehringer Ingelheim International GmbH, GPC is not contractually prohibited from permitting the use of the GPC Platform, GPC Platform Improvements, Third Party Technology and Third Party Technology Improvements for research and development programs relating to human papilloma viruses, and is expected to occur no earlier than January 1, 2006. GPC will notify BG promptly after the Restriction Termination Date of the occurrence of such date.

Exhibit H

Platform Technology	Aspect	License
[IT/Automation/LIMS	LIMS	Cimarron
	LIMS, ResultsBase	TopLink
	LIMS, ResultsBase	BEA Weblogic
	LIMS, ResultsBase	Oracle
	Robot control	LabView robot control software
	Robot control, ResultsBase	Jbuilder
	Image Data Analysis Flow	Spotfire

IT/Sequence Analysis	Analysis tools, databases and maintenance	SRS Server, Objects and Prisma
	Analysis tools	GCG
	Analysis tools	DoubleTwist Prophecy
	Analysis tools	Proteome PSD
	Analysis tools	Natural Language Processing software
	Analysis tools	Vector NTI
	Databases and maintenance	SwissProt

PathCode	Basic Fields Y2H	SUNY Fields
	LexA	MGH Interaction trap]

Exhibit I

Third Party Technology

License Agreement between GPC Biotech and

1. California Institute of Technology (CalTech), dated 27 October 2000, related to a protein-protein interaction screening technology in vented in the laboratories of Dr. Alexander Varshavsky.

2. Garching Innovation GmbH, dated 10 November 2000, related to “A new method for selection of protein interactions”.

3. Garching Innovation GmbH, dated 7 July 1988, related to a large-scale approach for protein-protein interation studies.

4. Garching Innovation GmbH, dated 22 December 2000, related to software referred to as “DerBrowser”.